                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-91587

The information in this Prospectus Supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this Prospectus Supplement or the Prospectus to offer to sell these securities or solicit offers to buy these securities in any place where the offer or sale is not permitted.


                                     Subject to completion, dated April 27, 2000


                       [LOGO OF CANANDAIGUA BRANDS, INC.]


--------------------------------------------------------------------------------

                                (pound)75,000,000


                            Canandaigua Brands, Inc.

                      8 1/2% Series C Senior Notes due 2009

--------------------------------------------------------------------------------

Issue price.......  %.

Net proceeds......  The net proceeds from the sale of the notes are estimated to be (pound)73.6 million after deducting underwriting discounts and estimated fees and expenses.

Maturity..........  November 15, 2009.

Interest rate.....  8 1/2% per year is payable semi-annually on May 15 and November 15 of each year commencing on November 15, 2000.

Redemption........  We may redeem the notes at any time at a make-whole amount.

Ranking...........  The notes will be senior unsecured obligations and will rank equally with our other current and future unsecured and unsubordinated indebtedness.

Guarantors.......   The notes will be unconditionally guaranteed by each of our subsidiaries that guarantee any of our other indebtedness or other indebtedness of the guarantors of the notes.

Listing..........   Application has been made to list the notes on the
                    Luxembourg Stock Exchange.

You should be aware that this investment involves risks. Please see the section "Risk Factors" beginning on page S-13. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors on or about
,2000.

                                         Discounts and       Proceeds to
                      Price to Public     Commissions   Canandaigua Brands, Inc.
                      ---------------     -----------   ------------------------

Per (pound) note....              %                %                %
Total (pound).......        (pound)           (pound)         (pound)


--------------------------------------------------------------------------------

                                Barclays Capital


 Prospectus Supplement (to Prospectus dated December 3, 1999) dated May  ,2000

                               Table of Contents
                             Prospectus Supplement


Currencies .........................................................           i
Forward-Looking Statements .........................................           i
Industry Data ......................................................           i
Summary ............................................................         S-1
Risk Factors .......................................................        S-13
Use of Proceeds ....................................................        S-15
Capitalization .....................................................        S-15
Business ...........................................................        S-16
Management .........................................................        S-26
Description of the Senior Credit Facilities ........................        S-29
Description of the Notes ...........................................        S-31
The Subsidiary Guarantors ..........................................        S-70
Information Concerning the  Subsidiary Guarantors ..................        S-70
Summary Historical Financial
  Information of the Subsidiary Guarantors .........................        S-92
Certain United States Federal Income Tax Considerations ............        S-93
General Listing Information ........................................        S-97
Plan of Distribution ...............................................        S-99
Legal Opinions .....................................................       S-100
Experts ............................................................       S-100
Available Information ..............................................       S-101
Incorporation of Certain Documents by Reference ....................       S-101


                                   Prospectus


About this Prospectus ..............................................           i
Where You Can Find More Information ................................          ii
Special Note Regarding Forward-Looking Statements ..................          ii
Canandaigua Brands, Inc. ...........................................           1
The Guarantors .....................................................           1
Risk Factors .......................................................           1
Use of Proceeds ....................................................           4
Dividend Policy ....................................................           4
Ratio of Earnings to Fixed Charges .................................           5
Description of Debt Securities .....................................           5
Description of Preferred Stock .....................................          10
Description of Depositary Shares ...................................          11
Description of Class A Common Stock ................................          14
Plan of Distribution ...............................................          16
Legal Opinions .....................................................          17
Experts ............................................................          17

                                  CURRENCIES

  In this Prospectus Supplement references to "dollars" and "$" are references to United States dollars, and references to "U.S." mean the United States of America. In addition, references to "pounds sterling," "sterling" and "(Pounds)" are references to the United Kingdom currency. Except as otherwise stated herein, conversion of pounds sterling for the sterling notes have been calculated using an exchange rate of (Pounds)1.00=$1.6083. These translations should not be construed as representations that the amounts in pounds sterling actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate.

                               ----------------

                          FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this Prospectus Supplement, including the statements under "Summary" and "Business" regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties are forward-looking statements. When used in this Prospectus Supplement, the words "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Prospectus Supplement. Neither we nor the underwriter undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus Supplement and the Prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                               ----------------

                                 INDUSTRY DATA

  Market share and industry data disclosed in this Prospectus Supplement have been obtained from the following industry and government publications: The Gomberg-Fredrikson Report; Adams Liquor Handbook; Adams Wine Handbook; Adams Beer Handbook; Adams Media Handbook Advance; The U.S. Wine Market: Impact Databank Review and Forecast; The U.S. Beer Market: Impact Databank Review and Forecast; The U.S. Distilled Spirits Markets: Impact Databank Review and Forecast; NACM, AC Nielsen, the Zenith Guide, Office for National Statistics (U.K.) and Beer Marketer's Insights. Neither we nor the underwriter has independently verified these data. References to market share data are based on unit volume.

                               ----------------

  No action has been or will be taken in any jurisdiction by us, the Subsidiary Guarantors or the underwriter that would permit distribution of a Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Any person into whose possession this Prospectus Supplement and the accompanying Prospectus comes is advised by us, the Subsidiary Guarantors and the underwriter to inform themselves about, and to observe any restrictions as to, the offering of the notes and the distribution of this Prospectus Supplement and accompanying Prospectus.

  We, as the issuer of the notes, and the Subsidiary Guarantors, having made all reasonable inquiries, confirm that this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference contain all information with respect to us, the Subsidiary Guarantors and the notes which is material in the context of the listing of the notes, that the information contained herein and in the incorporated documents is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and have been reached after considering all relevant circumstances and are based on reasonable assumptions, that there are not other facts the omission of which would, in the context of the listing of the notes, make this Prospectus Supplement, the Prospectus and the documents incorporated by reference as a whole or any such information or the expression of any such opinions or intentions misleading in any material respect, that all reasonable inquiries have been made by us and the Subsidiary Guarantors to verify the accuracy of such information and that this Prospectus Supplement, the Prospectus and the documents incorporated by reference do not contain an untrue statement of material fact or omit to state a material fact required to be stated herein or necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading. We and the Subsidiary Guarantors accept responsibility accordingly.

                                    Summary

  The following summary highlights selected information from this Prospectus Supplement and the Prospectus and may not contain all the information that is important to you. We encourage you to read this Prospectus Supplement and the Prospectus in its entirety. Unless we indicate otherwise, the terms "Company", "we", "us" and "our" refer to Canandaigua Brands, Inc. together with its subsidiaries. The Company is a Delaware (U.S.) corporation that was incorporated on December 4, 1972.

Company Overview

  We are a leading producer and marketer of branded beverage alcohol products in North America and the United Kingdom. According to available industry data, we rank as the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits in the United States. Our wholly-owned British subsidiary, Matthew Clark plc, is a leading producer of cider, wine and bottled water, and a leading beverage alcohol wholesaler in the United Kingdom.

  Since our founding in 1945 as a producer and marketer of wine products, we have grown through acquisitions, new product offerings and new distribution agreements. Since 1991 we have successfully integrated numerous acquisitions that have diversified our product portfolio and increased our market share, net sales and cash flow. Internal growth has been driven by developing new products and repositioning existing brands to focus on the fastest growing sectors of the beverage alcohol industry.

  We completed several significant acquisitions in the past eighteen months. Most recently, in June 1999 we completed the complementary acquisitions of all the capital stock and related assets of Franciscan Vineyards, Inc. ("Franciscan") and Simi Winery, Inc. ("Simi"), both producers of fine wine. These transactions followed our April 1999 acquisition of several well known Canadian whisky brands, including Black Velvet and related assets (the "Black Velvet Assets"), from Diageo Inc. and certain of its affiliates, and our December 1998 acquisition of Matthew Clark. For the fiscal year ended February 29, 2000 ("Fiscal 2000"), based on our preliminary unaudited results and giving pro forma effect to the acquisitions of the Black Velvet Assets, Franciscan and Simi, our net sales were $2.4 billion and EBITDA was $317 million.

  We market and sell more than 185 premier branded products in North America and the United Kingdom. Our products are distributed by more than 1,000 wholesalers in North America. In the United Kingdom, Matthew Clark distributes our branded products and those of other companies to more than 16,000 customers. We operate more than 20 production facilities throughout the world and purchase products for resale from other producers.

Competitive Strengths

  Leading Market Positions. We are a leading marketer and producer of beverage alcohol products in each of our major product segments. We have strong market share and leading market positions in both the United States and United Kingdom.

  . In the United States, we are the second largest supplier of wine with a 16% market share, the second largest importer of beer with a 17% market share and the fourth largest supplier of distilled spirits with a 10% market share.

  . In the United Kingdom, we are the second largest producer of cider with a 34% market share and the largest producer and marketer of sparkling bottled water with an 11% market share.

  Our leading market positions increase our purchasing and distribution leverage with our suppliers and distributors. Our broad product offerings and nationwide networks in combination with our leading market positions make us an attractive one-stop supplier to our customers.

  Leading Brand Recognition. Many of our products are recognized leaders in their respective categories in the United States and United Kingdom.

  . We are the second largest marketer of imported beers in the United States and are the distributor of six of the top 25 imported beers: Co-rona Extra, Corona Light, Modelo Especial, St. Pauli Girl, Pacifico, and Negra Modelo. We enjoy an exclusive distribution agreement in 25 primar-ily Western states through 2006 for Corona, the largest selling imported beer in the United States, with provisions for automatic renewals there-after.

  . We sell more than 100 different brands of table wines, dessert wines and sparkling wines, including seven of the top 30 wine brands in the United
     States: Almaden, Inglenook, Arbor Mist, Richards Wild Irish Rose, Paul Masson, Cook's and Taylor California Cellars. Stowells of Chelsea is the leading branded box wine and QC is the leading fortified British wine in the United Kingdom.

  . Diamond White is the leading fashion cider and Blackthorn is the number two mainstream cider brand sold in the United Kingdom.

  .  We sell seven of the top 55 distilled spirits brands in the United
     States: Black Velvet, Barton and Skol vodkas, Paul Masson Grande Amber Brandy, Canadian LTD, Montezuma and Fleischmann's Royal.

  . Strathmore is the leading brand of sparkling bottled water in the United Kingdom.

  Diversified Product Mix. Through product line extensions and acquisitions we have diversified our product mix and improved the consistency of our earnings.

  .  We have reduced our reliance on any one product segment.

  . Our sales are spread across four divisions: Barton (beer and spirits), Canandaigua Wine (wine and related products), Matthew Clark (wholesale beverages, cider, wine and bottled water) and Franciscan (products of Simi and Franciscan).

  Proven Acquisition Track Record. We have successfully integrated newly acquired companies with existing operations and achieved revenue growth opportunities and cost savings in the process.

  . We have demonstrated an ability to acquire brands that have been previ-ously in decline and then revitalize and grow these brands.

  . Between Fiscal 1991 and Fiscal 2000, we successfully integrated nine ma-jor acquisitions which have led to compound annual growth rates in net sales and EBITDA of 36% and 37%, respectively.

  . Due in part to our ability to successfully integrate acquisitions and achieve cost savings, over the past four fiscal years in the United States we have significantly increased the average gross profit margin for our wine portfolio from 25.3% in 1996 to 29.4% in 2000, and for our spirits portfolio from 35.6% to 46.4%.

  . Our December 1998 acquisition of Matthew Clark gives us a platform for further acquisitions in the United Kingdom and Europe. Since 1991, Mat-thew Clark has completed eight major acquisitions.

  . The Franciscan and Simi acquisitions give us an entree into the high-growth fine wine category.

  Experienced and Incentivized Management Team. We have one of the most experienced management teams in the beverage alcohol industry.

  . Our executive officers have an average of eight years with the Company or its affiliates and an average of 16 years in the beverage alcohol in-dustry.

  . Richard Sands, our Chairman, Chief Executive Officer and President, and Robert Sands, our Group President, are members of the Sands family, which beneficially owns 65% of the voting power of our common stock and controls 26% of our outstanding equity.

Business Strategy

  We intend to continue to enhance sales and profitability and strengthen our position as an industry leader through the following key initiatives:

  Effectively Manage Our Brand Portfolio. Our objective is to maximize the profitability of our brand portfolio.

  . We intend to focus our portfolio on growth segments of the beverage al-cohol market.

  . We plan to adjust the price/volume relationship of certain brands on a local basis to maximize profits without negatively affecting market share.

  . We will support existing brands through aggressive marketing and compet-itive pricing.

  Introduce Product Line Extensions. The success and brand name recognition of our products give us the ability to introduce product line extensions to generate additional growth and to gain market share.

  . We are using the well-known Almaden wine name to expand our presence in the growing box wine market in the United States by offering an increas-ing number of blends, including proprietary red wine blends designed to increase the size of the wine market by appealing to consumers with preferences for lighter-tasting red wines not offered by competitors. We moved into second place in the highly competitive boxed wine category in 1999.

  . We will use our 99 Bananas flavored liqueur product line to introduce new flavors designed to capitalize on changing consumer tastes.

  . We are taking advantage of the top-ranked position of the Stowells of Chelsea boxed wine brand in the United Kingdom by introducing Stowells of Chelsea wine in a variety of bottle sizes, encouraging consumers to try an assortment of blends.

  . We are taking advantage of the strength of the Strathmore brand in the United Kingdom by introducing new bottled water flavors.

  Capitalize on Growth Opportunities. We are focusing on a number of categories that have demonstrated growth potential in an existing market or are under-served by products currently available in the market.

  . We are continuing to build distribution of Arbor Mist, a line of fruit-flavored varietal specialty wines that we introduced in June 1998. We shipped two million cases of Arbor Mist in Fiscal 1999 and four million cases in Fiscal 2000.

  . We recently launched two new wine products targeted at the consumer preference theme we identified and exploited with Arbor Mist: Nectar Valley, a white merlot/white zinfandel product, and Motif, a fruit-fla-vored sparkling wine.

  . We are increasing our advertising support for Corona Extra imported beer to support the brand's sales momentum following a mid-1999 price in-crease.

  . The Franciscan Estates and Simi product lines are well-established in the fine wine category, which has a 16% three-year compounded annual growth rate.

  . We have established our wholesale business in the United Kingdom as the leading independent multiple product line supplier to the growing on-premises trade.

  . We are introducing a new Swedish vodka brand in the United States to capitalize on consumer trends.

  Consider Selective Acquisition Opportunities. Strategic acquisitions will continue to be a component of our growth strategy to complement our internal brand development initiatives.

  . We have supplemented our internal growth with nine major acquisitions since 1991.

  . Matthew Clark's established reputation within the industry and proven track record provide us with an additional platform from which to pursue future international acquisitions.

  . We will continue to seek acquisitions that capitalize on our existing infrastructure or that offer complementary product lines, geographic scope or additional distribution channels.

                                  The Offering

Issuer................................  Canandaigua Brands, Inc.

Total Amount of Notes Offered.........  (Pounds)75,000,000 aggregate principal amount of 8 1/2% Senior C Senior Notes
                                        due 2009.

Maturity..............................  November 15, 2009.

Interest Payment Dates................  Semi-annually on May 15 and November
                                        15, commencing November 15, 2000.

Subsidiary Guarantors.................  The notes will be unconditionally guar-
                                        anteed by each of our subsidiaries that
                                        guarantee any of our other indebtedness
                                        or other indebtedness of the guarantors
                                        of the notes.

Ranking...............................  The notes will be senior unsecured ob-
                                        ligations and will rank equally with
                                        our other unsecured and unsubordinated
                                        indebtedness. The notes will be effec-
                                        tively subordinated to our secured in-
                                        debtedness.

Optional Redemption...................  The notes are redeemable at any time at a make-whole amount. See "Description
                                        of the Notes--Optional Redemption."

Change of Control.....................  Upon the occurrence of a "Change of
                                        Control," each holder of the notes will
                                        have the right to require us to repur-
                                        chase such holder's notes at a price
                                        equal to 101% of the principal amount
                                        hereof, plus accrued and unpaid inter-
                                        est, if any, to the date of repurchase.

Covenants.............................  The indenture relating to the notes will contain various covenants, includ-
                                        ing, but not limited to, covenants with
                                        respect to the following matters:

                                        .  limitation on indebtedness;

                                        .  limitation on restricted payments;

                                        .  limitation on transactions with af-
                                           filiates;

                                        .  limitation on liens;

                                        .  limitation on sale of assets;

                                        .  limitation on issuances of guaran-
                                           tees;

                                        .  limitation on subsidiary capital
                                           stock;

                                        .  limitation on dividends and other
                                           payment restrictions affecting sub-
                                           sidiaries; and

                                        .  restrictions on consolidations,
                                           mergers and the sale of assets.

Additional Amounts....................  All payments with respect to the notes or guarantees will be made without
                                        withholding or deduction for taxes un-
                                        less required by law, regulation or
                                        governmental policy or the interpreta-
                                        tion or administration thereof, in
                                        which case, we will, except in certain
                                        circumstances (e.g., where a holder has
                                        failed to provide proper certification,
                                        such as a Form W-8, serving as a pre-
                                        condition to exemption from, or reduc-
                                        tion in the rate of, such withholding
                                        or deduction), pay such additional
                                        amounts as may be necessary so that the
                                        net amount received by the holders af-
                                        ter such withholding or deduction will
                                        not be less than the amount that would
                                        have been received in the absence of
                                        such withholding or deduction. See "De-
                                        scription of the Notes--Additional
                                        Amounts."

Redemption for Changes in Withholding
 Tax..................................  We may, at our option, redeem the notes of any holder, in whole but not in
                                        part, at a redemption price equal to
                                        100% of the principal amount of the
                                        notes of such holder, plus accrued and
                                        unpaid interest, if any, if we have
                                        then become, or if on the next date
                                        thereafter on which any amount will
                                        fall due for payment under or with re-
                                        spect to the notes or guarantees we
                                        will in the absence of such redemption
                                        become, obligated to pay any Additional
                                        Amounts on such notes as a result of
                                        any changes in withholding tax laws,
                                        policies, treaties or regulations, or
                                        any change in or amendment to any offi-
                                        cial position or administration or as-
                                        sessing practices regarding the appli-
                                        cation or interpretation of such laws,
                                        policies, treaties or regulations,
                                        which change or amendment is announced
                                        or becomes effective on or after the
                                        date the notes are issued; provided,
                                        however, that (i) notice shall not be
                                        given earlier than 60 days prior to the
                                        earliest date on which we would be ob-
                                        ligated to pay Additional Amounts, (ii)
                                        we will be required to consummate such
                                        redemption within 180 days of the date
                                        on which such Additional Amounts are
                                        payable and (iii) if, after giving ef-
                                        fect to such redemption, less than a
                                        majority of the aggregate principal
                                        amount of notes originally issued would
                                        remain outstanding, we will be required
                                        to make an offer to purchase the re-
                                        maining notes at a purchase price equal
                                        to 100% of the aggregate principal
                                        amount thereof, plus accrued and unpaid
                                        inter- est, if any, to the date of re-
                                        demption. See

                                        "Description of the Notes--Redemption
                                        of the Notes--Redemption for Changes in
                                        Withholding Tax."

Use of Proceeds.......................
                                        We estimate that the net proceeds from
                                        this offering will be approximately
                                        (Pounds)73.6 million ($118.3 million).
                                        We intend to use these proceeds to re-
                                        pay bank debt. See "Use of Proceeds."

Governing Law.........................  The notes and the indenture will be governed by the laws of the State of
                                        New York.

Exchange Offer Election...............
                                        After the closing of this offering, we
                                        may elect to offer an equal principal
                                        amount of these notes for our outstand-
                                        ing 8 1/2% Series B Senior Notes due
                                        2009, so that the Series B Notes and
                                        the notes being offered hereby are part
                                        of a single series to provide more li-
                                        quidity for investors in the Series B
                                        Notes and these notes.

                                  Risk Factors

  You should carefully consider all of the information set forth in this Prospectus Supplement and the Prospectus and, in particular, you should evaluate the specific factors under "Risk Factors" beginning on page S-13 before purchasing the notes.

              Unaudited Summary Pro Forma Combined Financial Data

  The information on this and the following page present (i) unaudited summary pro forma combined financial data based on our preliminary unaudited Fiscal 2000 results and giving effect to our acquisitions, and related financings, of Franciscan, Simi and the Black Velvet Assets during Fiscal 2000 and this offering, as if all such transactions had occurred on March 1, 1999, and (ii) unaudited summary pro forma combined financial data for the year ended February 28, 1999 ("Fiscal 1999") and for the nine months ended November 30, 1999, giving effect to the acquisitions, and related financings, of Franciscan, Simi and the Black Velvet Assets during Fiscal 2000 and Matthew Clark in December 1998 and this offering, as if all such transactions had occurred on March 1, 1998. The following unaudited summary pro forma combined financial data do not purport to represent what our results of operations or financial condition would have actually been had the indicated transactions been consummated as of such dates or to project our results of operations or financial condition for any future period. The financial information on this and the following page should be read in conjunction with our audited and unaudited consolidated financial statements, related notes and other financial information included in or incorporated by reference into the Prospectus and this Prospectus Supplement. See "Incorporation of Certain Documents by Reference."

Preliminary Pro Forma Combined Financial Data for Fiscal 2000

                                                                Year Ended
                                                             February 29, 2000
                                                           ---------------------
                                                           (Dollars in millions)
Income Statement Data:
  Net sales...............................................        $2,368
  Gross profit............................................           738
  Selling, general and administrative expenses............          (505)
  Nonrecurring charges....................................            (6)
  Operating income (a)....................................           227
Other Data:
  EBITDA (b)(c)...........................................        $  317
  Ratio of EBITDA to interest expense.....................           2.8x
  Capital expenditures....................................        $   61
  Depreciation and amortization...........................            68

--------
(a) Operating income for Fiscal 2000 reflects operating income on our historical income statement of $235 million plus $3 million for the acquisition of the Black Velvet Assets, partially offset by an operating loss of $11 million relating to the Franciscan and Simi acquisitions.

(b) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, losses on disposal of fixed assets, and nonrecurring and onetime charges. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(c) EBITDA for Fiscal 2000 reflects operating income of $227 million plus depreciation and amortization of $68 million, nonrecurring charges relating to the Franciscan acquisition of $16 million and nonrecurring charges of $6 million relating to Matthew Clark and Canandaigua Wine.

Pro Forma Combined Financial Data for Fiscal 1999 and Nine Months Ended November 30, 1999

                                                                 Nine Months
                                               Year Ended           Ended
                                            February 28, 1999 November 30, 1999
                                            ----------------- -----------------
                                                   (Dollars in millions)
Income Statement Data:
  Net sales................................      $2,155            $1,841
  Gross profit.............................         694               570
  Selling, general and administrative
   expenses................................        (486)             (391)
  Nonrecurring charges.....................         (22)               (6)
  Operating income (a).....................         186               173
Other Data:
  EBITDA (b)(c)............................      $  305            $  251
  Ratio of EBITDA to interest expense......         2.8x              2.9x
  Capital expenditures.....................      $   82            $   50
  Depreciation and amortization............          65                54

--------
(a) Operating income for Fiscal 1999 reflects operating income as set forth on our historical income statement of $146 million plus $27 million of operating income related to the acquisition of the Black Velvet Assets and $15 million of operating income related to the Franciscan and Simi acquisitions, partially offset by an operating loss of $2 million relating to the Matthew Clark acquisition. Operating income for the nine months ended November 30, 1999, reflects operating income set forth on our historical income statement of $181 million plus $3 million for the acquisition of the Black Velvet Assets, partially offset by an operating loss of $11 million relating to the Franciscan and Simi acquisitions.

(b) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, losses on disposal of fixed assets, and nonrecurring and onetime charges. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(c) EBITDA for Fiscal 1999 reflects operating income of $186 million plus depreciation and amortization of $65 million, nonrecurring charges at Matthew Clark set forth on the income statement of $22 million, one time noncash charges of Matthew Clark of $23 million, corporate overhead of $5 million which was allocated to the Black Velvet Assets that will not be incurred by us, and losses on the disposal of fixed assets at Matthew Clark of $4 million. EBITDA for the nine months ended November 30, 1999, reflects operating income of $173 million plus depreciation and amortization of $54 million, nonrecurring charges relating to the Franciscan acquisition of $18 million and nonrecurring charges of $6 million relating to Matthew Clark and Canandaigua Wine.

                       Summary Historical Financial Data

  The summary historical financial data on this and the following two pages present (i) summary financial data derived from our preliminary unaudited results for Fiscal 2000, and (ii) summary financial data for each of the three fiscal years in the period ended February 28, 1999, and for each of the nine months ended November 30, 1998 and 1999. The statement of income data for the three fiscal years in the period ended February 28, 1999, are derived from our audited historical financial statements incorporated by reference into the Prospectus and this Prospectus Supplement. The statement of income data for the nine months ended November 30, 1998 and 1999, has been derived from our unaudited financial statements incorporated by reference into the Prospectus and this Prospectus Supplement. "Other Data" below, not directly derived from our historical financial statements, have been presented to provide additional analysis. The summary financial data below reflect results of Matthew Clark since December 1, 1998, results of the Black Velvet Assets since April 9, 1999, and the results of the Franciscan and Simi acquisitions since June 4, 1999, the respective dates we acquired each.

  In the opinion of our management, the unaudited data includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine months ended November 30, 1998 and 1999, are not necessarily indicative of results that can be expected in future periods. The summary historical financial data should be read in conjunction with our audited and unaudited financial statements, related notes and other financial information included in or incorporated by reference into the Prospectus and this Prospectus Supplement. See "Incorporation of Certain Documents by Reference."

Preliminary Unaudited Results for Fiscal 2000

                                                                Year Ended
                                                             February 29, 2000
                                                           ---------------------
                                                           (Dollars in millions)
     Income Statement Data:
       Net sales..........................................        $2,340
       Gross profit.......................................           722
       Selling, general and administrative expenses.......          (481)
       Nonrecurring charges...............................            (6)
       Operating income...................................           235
       Interest expense, net..............................          (106)
       Income before provision for taxes..................           129
       Provision for income taxes.........................            52
       Net income.........................................            77
     Balance Sheet Data (end of period):
       Working capital....................................        $  558
       Total assets.......................................         2,349
       Total debt.........................................         1,318
       Stockholders' equity...............................           521

 Consolidated Results
  For Fiscal 2000, net sales grew by over 56% to $2.3 billion from $1.5 billion for Fiscal 1999. Approximately $700 million of the increase in net sales was related to acquisitions completed since December 1998. Net sales growth of over 19% in the beer portfolio led a 9% increase in net sales for the year, exclusive of acquisitions. Gross profit for Fiscal 2000 reached $722 million, an increase of over $274 million or 61% from Fiscal 1999. The increased sales and higher gross profit margins from the acquisitions accounted for the significant increase in gross profit.

  Selling, general and administrative expenses for Fiscal 2000 were $182 million higher than in Fiscal 1999 primarily due to the acquisitions that occurred in Fiscal 2000. Fiscal 2000 and Fiscal 1999 operating income were $241 million and $149 million, respectively, excluding pretax nonrecurring charges of $6 million and $3 million, respectively. Net interest expense grew to $106 million in Fiscal 2000 from $41 million in Fiscal 1999. The increase can be attributed to increased debt to fund the acquisitions made since December 1998.

 Barton Results
  Net sales for our Barton segment for Fiscal 2000 grew to $838 million from $665 million in Fiscal 1999, representing an increase of 26%. The increase can be attributed to selling price increases and volume growth in the Mexican beer portfolio as well as sales attributable to the Black Velvet Assets. Operating income was $143 million in Fiscal 2000 compared to $103 million in Fiscal 1999, an increase of 39%. The volume and sales growth generated by the beer portfolio, coupled with the Black Velvet Assets acquisition, accounted for the increase in operating income for Fiscal 2000, partially offset by increased selling and marketing expenses related to the growth of the Mexican beer portfolio.

 Canandaigua Wines Results
  Net sales for our Canandaigua Wines segment were $712 million in Fiscal 2000 and $669 million in Fiscal 1999, representing a 6% increase. The net sales growth can be attributed to the impact of favorable volume and mix primarily related to Arbor Mist sales. Additionally, grape juice concentrate and bulk wine sales increased 17% for Fiscal 2000 versus a year ago. For Fiscal 2000, excluding a nonrecurring charge of approximately $3 million, operating income grew to $49 million, an increase of 7% compared to Fiscal 1999, primarily related to increased net sales.

 Matthew Clark Results
  Net sales for our Matthew Clark segment for Fiscal 2000 were $730 million, an increase of $571 million from Fiscal 1999, most of which reflects the timing of our acquisition of Matthew Clark in December 1998. Matthew Clark net sales increased 9% for Fiscal 2000 as compared to pro forma net sales for the previous 12 months. Operating income for Fiscal 2000, excluding a nonrecurring charge of approximately $3 million, grew to $51 million, approximately $40 million higher than Fiscal 1999, which only included Matthew Clark's results during the fourth quarter of 1999. A portion of the increase is also attributable to higher net sales and reduced marketing costs.

 Franciscan Results
  We completed the acquisitions of Franciscan and Simi in June 1999, both of which are reported together as the Franciscan segment. Fiscal 2000 net sales and operating income were $62 million and $13 million, respectively, representing nine months of operations. On a pro forma basis, net sales for Fiscal 2000 increased by 24% versus the comparable year-ago period.

Results for the Three Fiscal Years in the Period Ended February 28, 1999 and Nine Months Ended November 30, 1998 and 1999


                                                            Nine Months Ended
                               Year Ended February 28,        November 30,
                              ----------------------------  ------------------
                                1997      1998      1999      1998      1999
                              --------  --------  --------  --------  --------
                                         (Dollars in millions)
Income Statement Data:
 Net sales................... $1,135.0  $1,212.8  $1,497.3  $1,037.9  $1,813.3
 Gross profit................    322.2     343.8     448.0     311.0     554.9
 Selling, general and
  administrative expenses....   (209.0)   (231.7)   (299.5)   (202.6)   (368.1)
 Nonrecurring charges........      --        --       (2.6)      --       (5.5)
                              --------  --------  --------  --------  --------
 Operating income............    113.2     112.1     145.9     108.4     181.3
 Interest expense, net.......    (34.0)    (32.2)    (41.5)    (23.7)    (78.2)
                              --------  --------  --------  --------  --------
 Income before provision for
  taxes and extraordinary
  item.......................     79.2      79.9     104.4      84.7     103.1
 Provision for income taxes..    (33.0)    (32.8)    (42.5)    (34.7)    (41.3)
 Extraordinary item, net of
  income taxes...............      --        --      (11.4)      --        --
                              --------  --------  --------  --------  --------
 Net income.................. $   46.2  $   47.1  $   50.5  $   50.0  $   61.8
                              ========  ========  ========  ========  ========
Other Data:
 EBITDA (a).................. $  145.0  $  145.2  $  188.3  $  134.1  $  232.1
 EBITDA margin (b)...........     12.8%     12.0%     12.6%     12.9%     12.8%
 Cash flows from operating
  activities................. $  107.8  $   28.8  $  107.2  $   59.3  $   56.3
 Cash flows from investing
  activities.................    (36.3)    (18.7)   (382.4)    (22.3)   (497.9)
 Cash flows from financing
  activities.................    (64.8)    (18.9)    301.0     (36.1)    441.3
 Capital expenditures........     31.6      31.2      49.9      21.7      46.7
 Depreciation and
  amortization...............     31.8      33.2      38.6      25.7      50.8
 Ratio of earnings to fixed
  charges (c)................      3.1x      3.2x      3.2x      4.1x      2.2x

               February 28, February 28, November 30,
                   1998         1999         1999
               ------------ ------------ ------------
Balance Sheet
 Data (end of
 period):
 Working
  capital.....    $  291       $  440       $  531
 Total
  assets......     1,091        1,794        2,533
 Total debt...       425          925        1,409
 Stockholders'
  equity......       425          435          497

--------
(a) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, losses on disposal of fixed assets, and nonrecurring and onetime charges. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(b) EBITDA margin is computed as EBITDA as a percentage of net sales.

(c) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.

                                  RISK FACTORS

  Before you buy any securities offered by this Prospectus Supplement and the Prospectus, you should be aware that there are various risks, including those described below and in the Prospectus. You should consider carefully these risk factors, together with all of the other information in this Prospectus Supplement and the Prospectus and the documents that are incorporated by reference before you decide to acquire any securities.
  This Prospectus Supplement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, in particular, the statements about our plans, strategies and prospects under the headings "Summary" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus Supplement and the Prospectus are set forth below and elsewhere in this Prospectus Supplement and the Prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

The Notes Are Unsecured; the Stock of Some of Our Subsidiaries is Pledged to Secure Our Bank Credit Facility

  The notes will not be secured by any of our assets. Our obligations under our bank credit facility, however, are secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of our domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock held by us of Matthew Clark, B.B. Servicios, S.A. de C.V., Canandaigua World Sales Limited and Schenley Distilleries Inc./Les Distilleries Schenley Inc. If the Company becomes insolvent or is liquidated, or if payment under our bank credit facility is accelerated, the lenders under the facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the agreement governing such indebtedness. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims fully. See "Description of the Senior Credit Facilities."

Our Ability to Make Payments on the Notes Depends on Our Ability to Receive Dividends from Our Subsidiaries; Matthew Clark is not a Guarantor of the Notes

  We are a holding company and conduct almost all of our operations through our subsidiaries. As of February 29, 2000, approximately 88% of our tangible assets were held by our subsidiaries. The capital stock of our subsidiaries represents substantially all the assets of the holding company. Accordingly, we are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of the principal and interest on the notes.

  The notes will be guaranteed, jointly and severally, by each of our subsidiaries that guarantee any of our other indebtedness or other indebtedness of the guarantors of the notes. Holders of the notes will not have a direct claim on assets of subsidiaries that do not guarantee the notes (including, most significantly, the assets of Matthew Clark). For the year ended February 29, 2000 (based on our preliminary unaudited results and giving pro forma effect to the acquisitions of the Black Velvet Assets, Franciscan and Simi, as if each had occurred on March 1, 1999) approximately $730 million of our net sales were from operations of Matthew Clark, which is not a guarantor of the notes, and approximately $1.6 billion from our operations and the operations of the Subsidiary Guarantors. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the Subsidiary Guarantor was any of the following: (i) insolvent or was rendered insolvent because of the guarantee;
(ii) engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity. To the extent any guarantee were to be voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would cease to have any claim in respect of such Subsidiary Guarantor and would be solely our creditors and any Subsidiary Guarantor whose guarantee was not voided or held unenforceable. In such event, the claims of the holders of the notes against the issuer of an invalid guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the notes relating to any voided guarantee.

  Based upon financial and other information currently available to us, we believe that the notes and the guarantees are being incurred for proper purposes and in good faith and that we and each Subsidiary Guarantor is solvent and will continue to be solvent after issuing the notes or its guarantee, as the case may be, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. See "Description of the Senior Credit Facilities" and "Description of the Notes."

We May Not Be Able to Purchase the Notes in the Event of a Change of Control

  Upon the occurrence of certain specific kinds of change of control events, we will be required to make an offer to repurchase the notes at 101% of their principal amount plus accrued interest and we will be required to repay our senior secured credit facility in full. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or to repay our senior secured credit facility. Even if we did have sufficient funds to carry out such a repurchase, the financial effect of the repurchase could cause us to default on our other indebtedness. See "Description of the Notes--Certain Covenants--Purchase of Notes Upon a Change of Control."

An Active Trading Market for the Notes May Not Develop and the Market Price of the Notes May Be Lower Than the Offering Price

  Although the notes have identical terms to a previous series of notes we have issued, the notes are a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of notes to sell their notes or (iii) the price at which the holders of notes would be able to sell their notes. If such a market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. Although the notes have been registered, there can be no assurance that an active trading market will exist for the new notes or that such trading market will be liquid.

                                USE OF PROCEEDS

  The net proceeds from the sale of the notes offered hereby, after deducting the underwriter's discount and our estimated offering fees and expenses, are estimated to be approximately (Pounds)73.6 million ($118.3 million). The net proceeds from the sale of the notes will be used to repay amounts outstanding under our bank credit facility. See "Description of the Senior Credit Facilities."

                                CAPITALIZATION

  The following table sets forth our unaudited capitalization (i) as of February 29, 2000, and (ii) as adjusted to reflect the effect of this offering, and the application of the net proceeds therefrom. Since February 29, 2000, except as set forth in this Prospectus Supplement, there has been no material change in our capitalization.


                                            February 29, 2000 February 29, 2000
                                                (Actual)        (As Adjusted)
                                            ----------------- -----------------
                                                   (Dollars in millions)
Long term debt (including current
 maturities):
  Revolving credit facility................     $   26.8          $   29.1
  Term loan facility.......................        570.1             451.7
  8 5/8% Senior Notes due 2006.............        200.0             200.0
  8 1/2% Series B Senior Notes due 2009....        118.4(a)          118.4(a)
  8 1/2% Series C Senior Notes due 2009
   offered hereby..........................          --              118.4(a)
  8 3/4% Senior Subordinated Notes due 2003
   ........................................        192.9             192.9
  8 1/2% Senior Subordinated Notes due
   2009....................................        200.0             200.0
  Other ...................................          9.8               9.8
                                                --------          --------
    Total debt.............................      1,318.0           1,320.3
                                                --------          --------
Stockholders' equity:
  Preferred Stock, $.01 par value--
   authorized 1,000,000 shares; issued
   none....................................          --                --
  Class A Common Stock, $.01 par value--
   authorized 120,000,000 shares; issued
   18,206,662 shares.......................          0.2               0.2
  Class B Convertible Common Stock, $.01
   par value--
   authorized 20,000,000 shares; issued
   3,745,560 shares........................          --                --
  Additional paid-in capital...............        247.9             247.9
  Retained earnings........................        358.5             358.5
  Accumulated other comprehensive income--
   cumulative translation adjustment.......         (4.1)             (4.1)
  Less: Treasury stock.....................        (81.7)            (81.7)
                                                --------          --------
    Total stockholders' equity.............        520.8             520.8
                                                --------          --------
    Total capitalization...................     $1,838.8          $1,841.1
                                                ========          ========

--------
(a)Represents (Pounds)75.0 million converted at a rate of (Pounds)1.00 =
$1.5791.

                                   BUSINESS

  Canandaigua Brands, Inc. is a leading producer and marketer of branded beverage alcohol products in North America and the United Kingdom. According to available industry data, we rank as the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits in the United States. Our Matthew Clark subsidiary is a leading British producer of cider, wine and bottled water, and a leading beverage alcohol wholesaler in the United Kingdom.

  The Company is a Delaware corporation incorporated on December 4, 1972 as the successor to a business founded in 1945. We have aggressively pursued growth in recent years through acquisitions, brand development, new product offerings and new distribution agreements. The recent acquisitions of Simi and Franciscan, the Black Velvet Assets and Matthew Clark continued a series of strategic acquisitions made since 1991 by which we have diversified our offerings and as a result, increased our market share, net sales and cash flow. We have also achieved internal growth by developing new products and repositioning existing brands to focus on the fastest growing sectors of the beverage alcohol industry. For Fiscal 2000, based on our preliminary unaudited results and giving pro forma effect to the acquisitions of the Black Velvet Assets, Franciscan and Simi, our net sales were $2.4 billion and EBITDA was $317 million.

  We market and sell more than 185 premier branded products in North America and the United Kingdom. Our products are distributed by more than 1,000 wholesalers in North America. In the United Kingdom, Matthew Clark distributes our branded products and those of other companies to more than 16,000 customers. We operate more than 20 production facilities throughout the world and purchase products for resale from other producers.

Competitive Strengths

  According to industry data, in 1998 we had a 16% share of the market for wines, a 17% share of the imported beer market and a 10% share of the distilled spirits market in the United States. In 1998 in the United Kingdom, we had a 34% share of the market for cider and an 11% share of the market for bottled sparkling water. The Stowells of Chelsea boxed wine brand has a 63% and a 41% market share in the on-premises and off-premises branded segments, respectively.

  Many of our brands are leaders in their respective categories in the United States, including Corona Extra, the largest selling imported beer brand; Almaden and Inglenook, the fourth and eighth largest selling table wine brands, respectively; Arbor Mist, the largest selling fruit-flavored varietal wine brand; Richards Wild Irish Rose, the largest selling dessert wine brand; Cook's champagne, the second largest selling sparkling wine brand; Fleischmann's, the third largest blended whiskey and fourth largest domestically bottled gin; Montezuma, the second largest selling tequila brand; and Black Velvet, the third largest Canadian whisky brand. In the United Kingdom, Blackthorn is the second largest selling on-premises draft cider, and Gaymer's Olde English is the second largest cider brand in the take-home market. Strathmore is the leading brand of sparkling bottled water in the United Kingdom, and Stowells of Chelsea is the leading brand of boxed wine.

  Through product line extensions and acquisitions we have diversified our product mix and improved profitability by reducing reliance on any one product category and stressing the growing categories of imported beers and varietal wines. Our portfolio of beers imported into the United States grew at a compound annual growth rate of 22% versus 13% for the overall imported beer industry from 1996 through 1999. Excluding the recently acquired Canadian whisky brands (which had been experiencing declining sales during the three years before we acquired them), our spirits portfolio experienced a 4% growth rate versus less than 1% growth for the overall spirits industry between 1996 and 1999. In addition, we have successfully revitalized acquired brands previously in decline, increasing average gross profit margins. In the United States the average gross profit margin of our wine portfolio increased from 25.3% to 29.4% during the four years ending with Fiscal 2000, and the average gross profit margin of our spirits portfolio increased from 35.6% to 46.4% over the same period.

  We have one of the most experienced management teams in the beverage alcohol industry. Our executive officers have an average of eight years with the Company or its affiliates and an average of 16 years in the beverage alcohol industry.

Acquisitions in Fiscal 2000 and Fiscal 1999

 Acquisitions of Franciscan and Simi
  On June 4, 1999, we purchased all of the outstanding capital stock of Franciscan Vineyards, Inc. and, in related transactions, we purchased a winery, vineyards and related vineyard assets located in Northern California. In these transactions, we acquired:

  .  the Franciscan Oakville Estate, Estancia and Mt. Veeder brands;

  .  wineries located in Rutherford, Monterey and Mt. Veeder, California;

  . vineyards in the Napa Valley, Alexander Valley, Monterey and Paso Robles appellations (and we entered into long-term grape contracts with certain parties related to Franciscan to purchase additional grapes grown in the Napa and Alexander Valley appellations);

  .  distribution rights to the Quintessa and Veramonte brands; and

  . majority interests in entities that own the Veramonte brand, and the Veramonte winery and vineyards located in the Casablanca Valley, Chile.

  Franciscan is one of the foremost super-premium and ultra-premium wine companies in California. Franciscan's net sales for its fiscal year ended December 31, 1998, were approximately $50 million on volume of approximately 600,000 cases. While the super-premium and ultra-premium wine categories represented only 9% of the total United States wine market by volume in 1997, they accounted for more than 25% of sales dollars. Super-premium and ultra-premium wine sales in the United States grew at an annual rate of 16% between 1995 and 1998 and Franciscan recorded a compound annual growth rate of more than 17% for the same period.

  Also on June 4, 1999, we acquired all of the outstanding capital stock of Simi Winery, Inc. This acquisition included the Simi winery (located in Healdsburg, California), equipment, vineyards, inventory and worldwide ownership of the Simi brand name. Founded in 1876, Simi is one of the oldest and best known wineries in California, combining a strong super-premium and ultra-premium brand with a flexible and well-equipped facility and high quality vineyards in the key Sonoma appellation. On February 29, 2000, Simi Winery, Inc. was merged into Franciscan Vineyards, Inc.

  The Franciscan and Simi acquisitions have established us as a leading producer and marketer of super-premium and ultra-premium wine. The Franciscan and Simi operations complement each other and offer synergies in the areas of sales and distribution, grape usage and capacity utilization. Together, Franciscan and Simi represent the sixth largest presence in the super-premium and ultra-premium wine categories. We operate Franciscan and Simi, and their properties, together as a separate business segment. Our strategy is to further penetrate the super-premium and ultra-premium wine categories, which have higher gross profit margins than popularly-priced wine.

 Acquisition of the Black Velvet Assets
  On April 9, 1999, in an asset acquisition, we acquired several well-known Canadian whisky brands, including Black Velvet, the third best selling Canadian whisky and the 16th best selling spirits brand in the United States, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc. Other principal brands acquired in the transaction were Golden Wedding, OFC, MacNaughton, McMaster's and Triple Crown. In connection with the transaction, we also entered into multi-year agreements with affiliates of Diageo Inc. to provide packaging and distilling services for various brands retained by the Diageo affiliates.

  The addition of the Canadian whisky brands from this transaction strengthened our position in the North American distilled spirits category, and enhances our portfolio of brands and category participation. The acquired operations are being integrated with our existing spirits business.

 Matthew Clark Acquisition
  On December 1, 1998, we acquired control of Matthew Clark and have since acquired all of Matthew Clark's outstanding shares. Matthew Clark grew substantially in the 1990s through a series of strategic acquisitions, including Grants of St. James's in 1993, the Gaymer Group in 1994 and Taunton Cider Co. in 1995. These acquisitions served to solidify Matthew Clark's position within its key markets and contributed to an increase in net sales to approximately $671 million for Matthew Clark's fiscal year ended April 30, 1998. Matthew Clark has developed a number of leading market positions, including positions as a leading independent beverage supplier to the on-premise trade, the number one producer of branded boxed wine, the number one branded producer of fortified British wine, the number one branded bottler of sparkling water and the number two producer of cider.

  The acquisition of Matthew Clark strengthens our position in the beverage alcohol industry by providing us with a presence in the United Kingdom and a platform for growth in the European market. The acquisition of Matthew Clark also offers potential benefits including distribution opportunities to market California-produced wine and U.S.-produced spirits in the United Kingdom, as well as the potential to market Matthew Clark products in the United States.

Business Segments

  We operate primarily in the beverage alcohol industry in North America and the United Kingdom. We report our operating results in five segments:
Canandaigua Wine (branded popularly-priced wine and brandy, and other, primarily grape juice concentrate); Barton (primarily beer and spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine); and Corporate Operations and Other (primarily corporate related items).

 Canandaigua Wine
  Canandaigua Wine produces, bottles, imports and markets wine and brandy in the United States. It is the second largest supplier of wine in the United States and exports wine to approximately 70 countries from the United States. Canandaigua Wine sells table wine, dessert wine, sparkling wine and brandy. Its leading brands include Almaden, Inglenook, Arbor Mist, Paul Masson, Manischewitz, Taylor, Marcus James, Estate Cellars, Vina Santa Carolina, Dunnewood, Mystic Cliffs, Cook's, J. Roget, Richards Wild Irish Rose and Paul Masson Grande Amber Brandy. Most of its wine is marketed in the popularly-priced category of the wine market.

  As a related part of its U.S. wine business, Canandaigua Wine is a leading grape juice concentrate producer in the United States. Grape juice concentrate competes with other domestically produced and imported fruit-based concentrates. Canandaigua Wine's other wine-related products and services include bulk wine, cooking wine, grape juice and Inglenook-St. Regis, a leading de-alcoholized line of wine in the United States.

 Barton
  Barton produces, bottles, imports and markets a diversified line of beer and distilled spirits. It is the second largest marketer of imported beer in the United States and distributes six of the top 25 imported beer brands in the United States: Corona Extra, Modelo Especial, Corona Light, Pacifico, St. Pauli Girl and Negra Modelo. Corona Extra is the number one imported beer nationwide. Barton's other imported beer brands include Tsingtao from China, Peroni from Italy and Double Diamond and Tetley's English Ale from the United Kingdom. Barton also operates the Stevens Point Brewery, a regional brewer located in Wisconsin, which produces Point Special, among other brands.

  Barton is the fourth largest supplier of distilled spirits in the United States and exports distilled spirits to approximately 15 countries from the United States. Barton's principal distilled spirits brands include Fleischmann's, Mr. Boston, Canadian LTD, Chi-Chi's prepared cocktails, Ten High, Montezuma, Barton, Monte Alban, Inver House and the recently acquired Black Velvet brand. Substantially all of Barton's spirits unit volume consists of products marketed in the price value category. Barton also sells distilled spirits in bulk and provides contract production and bottling services for third parties.

 Matthew Clark
  Matthew Clark is a leading producer and distributor of cider, wine and bottled water and a leading drinks wholesaler throughout the United Kingdom. Matthew Clark also exports its branded products to approximately 50 countries from the United Kingdom. Matthew Clark is the second largest producer and marketer of cider in the United Kingdom. Matthew Clark distributes its cider brands in both the on-premise and off-premise markets and these brands compete in both the mainstream and premium brand categories. Matthew Clark's leading mainstream cider brands include Blackthorn and Gaymer's Olde English. Blackthorn is the number two mainstream cider brand and Gaymer's Olde English is the UK's second largest cider brand in the take-home market. Matthew Clark's leading premium cider brands are Diamond White and K.

  Matthew Clark is the largest supplier of wine to the on-premise trade in the United Kingdom. Its Stowells of Chelsea brand maintains a leading share in the branded boxed wine segment. Matthew Clark also maintains a leading market share position in fortified British wine through its QC and Stone's brand names. It also produces and markets Strathmore bottled water in the United Kingdom, the leading bottled sparkling water brand in the country.

  Matthew Clark is a leading independent beverage supplier to the on-premise trade in the United Kingdom and has one of the largest customer bases in the United Kingdom, with more than 16,000 on-premise accounts. Matthew Clark's wholesaling business involves the distribution of branded wine, spirits, cider, beer and soft drinks. While these products are primarily produced by third parties, they also include Matthew Clark's cider and wine branded products.

 Franciscan
  Our Franciscan segment is comprised of the Franciscan Estates and Simi Winery portfolios. These acquisitions are managed together as a separate division of the Company, and position us as a major player in the premium wine market. Franciscan also exports its products to approximately 25 countries from the United States.

  Our Franciscan segment includes the prestigious Franciscan Oakville Estate (Napa Valley), Estancia (Monterey and Sonoma), Simi (Sonoma), Mt. Veeder and Quintessa (Napa Valley), and Veramonte (Casablanca Valley, Chile) wines. The portfolio of fine wines is supported by the division's winery and vineyard holdings in California and Chile.

  These brands are marketed by a dedicated sales force, primarily focusing on high-end restaurants and fine wine shops.

Business Strategy

  Our business strategy is to increase sales and profitability through disciplined management of our existing product portfolio and aggressive pursuit of internal and external growth opportunities. Elements of this strategy include effectively managing our brand portfolio, the introduction of product line extensions and pursuing selective acquisition opportunities.

  We seek to maximize the profitability of our brand portfolio by focusing on segments growing at a faster pace than the industry average. For example, our portfolio of beers imported into the United States have grown at a three-year compound annual growth rate of 22% through 1999 compared to 13% for the overall imported beer industry. Our spirits portfolio (excluding the Black Velvet Assets) experienced a 4% growth rate versus a less than one percent growth rate for the overall spirits industry between 1996 and 1999. We actively manage the price/volume relationship of certain brands on a local basis to maximize profits without negatively affecting market share, as well as supporting existing brands through aggressive marketing.

  We believe that brand name recognition of our principal products enables us to introduce product line extensions to generate additional growth and to gain market share. In accordance with this strategy we are using the well-known Almaden wine name to expand our presence in the growing box wine market in the United States by offering an increasing number of blends, including proprietary red wine blends designed to increase the size of the wine market by appealing to consumers with preferences for lighter-tasting red wines. In 1999, we moved into second place in the highly competitive boxed wine category. We are leveraging the top-ranked position of the Stowells of Chelsea boxed wine brand in the United Kingdom by introducing Stowells of Chelsea wine in a variety of bottle sizes, encouraging consumers to try an assortment of blends. We are also leveraging the strength of the Strathmore brand by introducing new bottled water flavors. Also, we are using the 99 Bananas flavored liqueur brand name to introduce new flavors designed to capitalize on changing consumer tastes.

  We are focusing on a number of categories in which there is demonstrated growth potential in an existing market, or where we have identified market segments that we believe are under-served by products currently available in the market. We continue to build distribution of Arbor Mist, a line of fruit-flavored varietal wines that the Company introduced in June 1998. We shipped two million cases of Arbor Mist in Fiscal 1999 and four million cases in Fiscal 2000. We continue to stimulate growth by introducing new flavors as well as additional package size options. We recently launched two new wine products targeted at the consumer preference theme we identified and exploited with Arbor Mist: Nectar Valley, a white merlot brand that combines the fruity, slightly sweet flavor of a white zinfandel with the popular taste of merlot, and Motif, a sparkling wine brand with fruit flavors.

  We are increasing advertising for Corona Extra imported beer to support the brand's sales momentum following a mid-1999 price increase. We have established our wholesale business in the United Kingdom as the leading independent beverage supplier to the on-premises trade. Our recently acquired fine wine portfolio is well positioned for growth in a category that has a three-year compounded annual growth rate of 16%. We also are introducing a new Swedish vodka brand in the United States with an innovative packaging concept to capitalize on consumer trends.

  We expect that strategic acquisitions will continue to be a component of our growth strategy. Since 1991, we have completed nine major acquisitions, including Matthew Clark, which itself has completed eight acquisitions. This combination of experience and expertise, along with an established reputation for success in business combinations within the industry, gives us a solid platform from which to pursue future acquisitions. We expect to continue to seek acquisitions that capitalize on our existing infrastructure or that offer complementary product lines, geographic scope or additional distribution channels.

Marketing and Distribution

 North America
  Our products are distributed and sold throughout North America through over 1,000 wholesalers, as well as through state and provincial alcoholic beverage control agencies. Canandaigua Wine, Barton and Franciscan employ full-time, in-house marketing, sales and customer service organizations to develop and service their sales to wholesalers and state agencies.

  We believe that the organization of our sales force into separate segments positions us to maintain a high degree of focus on each of our principal product categories.

  Our marketing strategy places primary emphasis upon promotional programs directed at our broad national distribution network, and at the retailers served by that network. We have extensive marketing programs for our brands including promotional programs on both a national basis and regional basis in accordance with the strength of the brands, point-of-sale materials, consumer media advertising, event sponsorship, market research, trade advertising and public relations.

  During Fiscal 2000, we increased our advertising expenditures to put more emphasis on consumer advertising for our imported beer brands, primarily with respect to the Mexican brands. In addition, promotional spending for our wine brands increased to address competitive factors.

 United Kingdom
  The Company's U.K.-produced branded products are distributed throughout the United Kingdom by Matthew Clark. The products are packaged at one of three production facilities. Shipments of cider and wine are then made to Matthew Clark's national distribution center for branded products. All branded products are then distributed to either the on-premise or off-premise markets with some of the sales to on-premise customers made through Matthew Clark's wholesale business. Matthew Clark's wholesale products are distributed through 12 depots located throughout the United Kingdom. On-premise distribution channels include hotels, restaurants, pubs, wine bars and clubs. The off-premise distribution channels include grocers, convenience retail, cash-and-carry outlets and wholesalers.

  Matthew Clark employs a full-time, in-house marketing and sales organization that targets off-premise customers for Matthew Clark's branded products. Matthew Clark also employs a full-time, in-house branded products marketing and sales organization that services specifically the on-premise market in the United Kingdom. Additionally, Matthew Clark employs a full-time, in-house marketing and sales organization to service the customers of its wholesale business.

 Trademarks and Distribution Agreements
  Our products are sold under a number of trademarks, most of which we own. We also produce and sell wine and distilled spirits products under exclusive license or distribution agreements. Important agreements include a long-term license agreement with Hiram Walker & Sons, Inc. (which expires in 2116) for the Ten High, Crystal Palace, Northern Light and Imperial Spirits brands; and a long-term license agreement with the B. Manischewitz Company (which expires in 2042) for the Manischewitz brand of kosher wine. On September 30, 1998, under the provisions of an existing long-term license agreement, Nabisco Brands Company agreed to transfer to Barton all of its right, title and interest to the corporate name "Fleischmann Distilling Company" and worldwide trademark rights to the "Fleischmann" mark for alcoholic beverages. Pending the completion of the assignment of such interests, the license will remain in effect. We also have other less significant license and distribution agreements related to the sale of wine and distilled spirits with terms of various durations.

  All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products. These agreements have terms that vary and prohibit us from importing other beer from the same country. Our agreement to distribute Corona and other Mexican beer brands exclusively throughout 25 primarily U.S. western states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain Company personnel and other terms under the agreement, will be automatically renewed for additional terms of five years. Changes in control of the Company or of its subsidiaries involved in importing the Mexican beer brands, changes in the position of the Chief Executive Officer of Barton Beers, Ltd. (including by death or disability) or the termination of the President of Barton Incorporated, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Our agreement for the importation of St. Pauli Girl expires in June 2003. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe we are currently in compliance with our material imported beer distribution agreements. From time to time, we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. Although there can be no assurance that our beer distribution agreements will be renewed, given our long-term relationships with our suppliers, we expect that such agreements will be renewed prior to their expiration and we do not believe that these agreements will be terminated.

  We own the trademarks for the leading brands and most of the other brands that we acquired in the Matthew Clark acquisition. We have a series of distribution agreements and supply agreements in the United Kingdom related to the sale of our products with varying terms and durations.

Competition

  The beverage alcohol industry is highly competitive. We compete on the basis of quality, price, brand recognition and distribution. Our beverage alcohol products compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores, a presence in restaurants and marketing focus by our wholesalers. We compete with numerous multinational producers and distributors of beverage alcohol products, some of which have significantly greater resources than us. In the United States, Canandaigua Wine's principal competitors include E & J Gallo Winery and The Wine Group. Barton's principal competitors include Heineken USA, Molson Breweries USA, Labatt's USA, Guinness Import Company, Brown-Forman Beverages, Jim Beam Brands and Heaven Hill Distilleries, Inc. In the United Kingdom, Matthew Clark's principal competitors include Halewood Vintners, H.P. Bulmer, Tavern, Waverley Vintners and Perrier. In connection with its wholesale business, Matthew Clark distributes the branded wine of third parties that compete directly against its own wine brands.

Production

  In the United States, our wine is produced from several varieties of wine grapes grown principally in California and New York. The grapes are crushed at our wineries and stored as wine, grape juice or concentrate. Such grape products may be made into wine for sale under our brand names, sold to other companies for resale under their own labels, or shipped to customers in the form of juice, juice concentrate, unfinished wine, high-proof grape spirits or brandy. Most of our wine is bottled and sold within eighteen months after the grape crush. Our inventories of wine, grape juice and concentrate are usually at their highest levels in November and December immediately after the crush of each year's grape harvest, and are substantially reduced prior to the subsequent year's crush.

  The bourbon whiskeys, domestic blended whiskeys and light whiskeys marketed by us are primarily produced and aged by us at our distillery in Bardstown, Kentucky. Following the Black Velvet Assets acquisition, the majority of our Canadian whisky requirements are produced and aged at our Canadian distilleries in Lethbridge, Alberta, and Valleyfield, Quebec. At our Albany, Georgia, facility, we produce all of the neutral grain spirits and whiskeys we use in the production of vodka, gin and blended whiskey we sell to customers in the state of Georgia. Our requirements of Scotch whisky, tequila, mezcal and the neutral grain spirits we use in the production of gin and vodka for sale outside of Georgia, and other spirits products, are purchased from various suppliers.

  We operate three facilities in the United Kingdom that produce, bottle and package cider, wine and water. To produce Stowells of Chelsea, wine is imported in bulk from various countries such as Chile, Germany, France, Spain, South Africa and Australia, which is then packaged at our facility at Bristol and distributed under the Stowells of Chelsea brand name. The Strathmore brand of bottled water

(which is available in still, sparkling, and flavored varieties) is sourced and bottled in Forfar, Scotland. Cider production was consolidated at our facility at Shepton Mallet, where apples of many different varieties are purchased from U.K. growers and crushed. This juice, along with European-sourced concentrate, is then fermented into cider.

  We operate one winery in Chile that crushes, vinifies, cellars and bottles wine.

Sources and Availability of Raw Materials

  The principal components in our production of branded beverage alcohol products are packaging materials (primarily glass) and agricultural products, such as grapes and grain. We utilize glass and PET bottles and other materials such as caps, corks, capsules, labels and cardboard cartons in the bottling and packaging of our products. Glass bottle costs are one of the largest components of our cost of product sold. The glass bottle industry is highly concentrated with only a small number of producers. We have traditionally obtained, and continue to obtain, our glass requirements from a limited number of producers. We have not experienced difficulty in satisfying our requirements with respect to any of the foregoing and consider our sources of supply to be adequate. However, the inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our operations.

  Most of our annual grape requirements are satisfied by purchases from each year's harvest that normally begins in August and runs through October. We believe that we have adequate sources of grape supplies to meet our sales expectations. However, in the event demand for certain wine products exceeds expectations, we could experience shortages.

  We purchase grapes from over 800 independent growers, principally in the San Joaquin Valley and North Coast regions of California and in New York State. We enter into written purchase agreements with a majority of these growers on a year-to-year basis. We currently own or lease approximately 6,900 acres of land and vineyards, either fully bearing or under development, in California, New York and Chile. This acreage supplies only a small percentage of our total needs. We continue to consider the purchase or lease of additional vineyards, and additional land for vineyard plantings, to supplement our grape supply.

  The distilled spirits we manufacture require various agricultural products, neutral grain spirits and bulk spirits. We fulfill our requirements through purchases from various sources through contractual arrangements and through purchases on the open market. We believe that adequate supplies of the aforementioned products are available at the present time.

  We manufacture cider, perry, light and fortified British wine from materials that are purchased either on a contracted basis or on the open market. In particular, supplies of cider apples are sourced through long term supply arrangements with owners of apple orchards. There are adequate supplies of the various raw materials at this particular time.

Government Regulation

  Our operations in the United States are subject to extensive federal and state regulation. These regulations cover, among other matters, sales promotion, advertising and public relations, labeling and packaging, changes in officers or directors, ownership or control, distribution methods and relationships, and requirements regarding brand registration and the posting of prices and price changes. All of our operations and facilities are also subject to federal, state, foreign and local environmental laws and regulations and we are required to obtain permits and licenses to operate our facilities.

  In the United Kingdom, we have secured a Customs and Excise License to carry on an excise trade. Licenses are required for all premises where wine is produced. We hold a license to act as an excise warehouse operator. Registrations have been secured for the production of cider and bottled water. Formal approval of product labeling is not required.

  In Canada, our operations are also subject to extensive federal and provincial regulation. These regulations cover, among other matters, advertising and public relations, labeling and packaging, environmental matters, and customs and duty requirements. We are also required to obtain licenses and permits in order to operate our facilities.

  We believe that we are in compliance in all material respects with all applicable governmental laws and regulations and that the cost of administration and compliance with, and liability under, such laws and regulations does not have, and is not expected to have, a material adverse impact on our financial condition, results of operations or cash flows.

Employees

  We had approximately 2,540 full-time employees in the United States at the end of February 2000, of which approximately 860 were covered by collective bargaining agreements. Additional workers may be employed by the Company during the grape crushing season.

  We had approximately 1,770 full-time employees in the United Kingdom at the end of June 1999, of which approximately 380 were covered by collective bargaining agreements. Additional workers may be employed during the peak season.

  We had approximately 255 full-time employees in Canada at the end of June 1999, of which approximately 200 were covered by collective bargaining agreements.

  We consider our employee relations generally to be good.

Properties

  The Company, maintaining its corporate headquarters in offices leased in Fairport, New York, consists of four business operating segments. Through these business segments, we currently operate wineries, distilling plants, bottling plants, a brewery, cider and water producing facilities, most of which include warehousing and distribution facilities on the premises. We also operate separate distribution centers under the Matthew Clark segment's wholesaling business. We believe that all of our facilities are in good condition and working order and have adequate capacity to meet our needs for the foreseeable future.

 Canandaigua Wine
  Canandaigua Wine maintains its headquarters in owned and leased offices in Canandaigua, New York. It operates three wineries in New York, located in Canandaigua, Naples and Batavia, and six wineries in California, located in Madera, Gonzales, Escalon, Fresno, and Ukiah. All of the facilities in which these wineries operate are owned, except for the winery in Batavia, New York, which is leased. Canandaigua Wine considers its principal wineries to be the Mission Bell winery in Madera, California; the Canandaigua winery in Canandaigua, New York; and the Riverland Vineyards winery in Gonzales, California. The Mission Bell winery crushes grapes, produces, bottles and distributes wine and produces grape juice concentrate. The Canandaigua winery crushes grapes and produces, bottles and distributes wine. The Riverland Vineyards winery crushes grapes and produces, bottles and distributes wine for Canandaigua Wine's account and, on a contractual basis, for third parties.

  Canandaigua Wine currently owns or leases approximately 4,200 acres of vineyards, either fully bearing or under development, in California and New York.

 Barton
  Barton maintains its headquarters in leased offices in Chicago, Illinois. It owns and operates four distilling plants, two in the United States and two in Canada. The two distilling plants in the United

States are located in Bardstown, Kentucky; and Albany, Georgia; and the two distilling plants in Canada, which were acquired in connection with the Black Velvet Acquisition, are located in Valleyfield, Quebec; and Lethbridge, Alberta. Barton considers its principal distilling plants to be the facilities located in Bardstown, Kentucky; Valleyfield, Quebec; and Lethbridge, Alberta. The Bardstown facility distills, bottles and warehouses distilled spirits products for Barton's account and, on a contractual basis, for other participants in the industry. The two Canadian facilities distill, bottle and store Canadian whisky for Barton's own account, and distill and/or bottle and store Canadian whisky, vodka, rum, gin and liqueurs for third parties.

  In the United States, Barton also operates a brewery and three bottling plants. The brewery is located in Stevens Point, Wisconsin; and the bottling plants are located in Atlanta, Georgia; Owensboro, Kentucky; and Carson, California. All of these facilities are owned by Barton except for the bottling plant in Carson, California, which is operated and leased through an arrangement involving an ongoing management contract. Barton considers the bottling plant located in Owensboro, Kentucky to be one of its principal facilities. The Owensboro facility bottles and warehouses distilled spirits products for Barton's account and performs contract bottling.

 Matthew Clark
  Matthew Clark maintains its headquarters in owned offices in Bristol, England. It currently owns and operates two facilities in England that are located in Bristol and Shepton Mallet and one facility in Scotland, located in Forfar. Matthew Clark considers all three facilities to be its principal facilities. The Bristol facility produces, bottles and packages wine; the Shepton Mallet facility produces, bottles and packages cider; and the Forfar facility produces, bottles and packages water products. Matthew Clark also owns another facility in England, located in Taunton, the operations of which have now been consolidated into its Shepton Mallet facility. Matthew Clark plans to sell the Taunton property.

  Matthew Clark operates a National Distribution Centre, located at Severnside, England to distribute its products that are produced at the Bristol and Shepton Mallet facilities. This distribution facility is leased by Matthew Clark. To support its wholesaling business, Matthew Clark operates 12 distribution centers located throughout the United Kingdom, all of which are leased. These distribution centers are used to distribute products produced by third parties, as well as by Matthew Clark. Matthew Clark has been and will continue consolidating the operations of its wholesaling distribution centers.

 Franciscan
  Franciscan maintains its headquarters in offices owned in Rutherford, California. Through this segment we own and operate four wineries in the United States and, through a majority owned subsidiary, operate one winery in Chile. All four wineries in the United States are located in the state of California, in Rutherford, Healdsburg, Monterey and Mt. Veeder, and the winery in Chile is located in the Casablanca Valley. Franciscan considers its principal wineries to be those located in Rutherford, California; Healdsburg, California; Monterey, California; and the Casablanca Valley, Chile. The wineries in Rutherford, California; Healdsburg, California; and the Casablanca Valley, Chile crush grapes, vinify, cellar and bottle wine. The winery in Monterey, California crushes, vinifies and cellars wine.

  Franciscan also owns and leases approximately 2,000 plantable acres of vineyards in California and approximately 800 plantable acres of vineyards in Chile.

Legal Proceedings

  The Company and its subsidiaries are subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability will not have a material adverse effect on our financial condition or results of operations.

                                  MANAGEMENT

  The following table sets forth information with respect to the current executive officers and directors of the Company:

 Name                Age Office Held
 ----                --- -----------
 Richard Sands        49 Chairman of the Board, President and Chief Executive
                         Officer and Director
 Robert Sands         41 Group President, General Counsel and Director
 Peter Aikens         61 President and Chief Executive Officer of Matthew Clark
                         plc
                         President and Chief Executive Officer of Barton
 Alexander L. Berk    50 Incorporated
 Jon Moramarco        43 President and Chief Executive Officer of Canandaigua
                         Wine Company, Inc.
                         Executive Vice President and Chief Human Resources
 George H. Murray     53 Officer
 Thomas S. Summer     46 Executive Vice President and Chief Financial Officer
                         President and Chief Executive Officer of Franciscan
 Jean-Michel Valette  39 Vineyards, Inc.
 George Bresler       75 Director
 James A. Locke, III  58 Director
 Thomas C. McDermott  63 Director
 Paul L. Smith        64 Director

  Richard Sands, Ph.D., has been employed by the Company in various capacities since 1979. He was elected Executive Vice President and a director in 1982, became President and Chief Operating Officer in May 1986 and was elected Chief Executive Officer in October 1993. In September 1999, Mr. Sands was elected Chairman of the Board. He is the brother of Robert Sands.

  Robert Sands was appointed Group President in April 2000 and has served as General Counsel since June 1986 and a director since January 1990. Mr. Sands also had served as Vice President from June 1990 through October 1993, and as Executive Vice President from October 1993 through April 2000. He is the brother of Richard Sands.

  Peter Aikens serves as President and Chief Executive Officer of Matthew Clark plc, a wholly-owned subsidiary of the Company. In this capacity, Mr. Aikens is in charge of the Company's Matthew Clark segment, and has been since the Company acquired control of Matthew Clark in December 1998. He has been the Chief Executive Officer of Matthew Clark plc since May 1990 and has been in the brewing and drinks industry for most of his career.

  Alexander L. Berk serves as President and Chief Executive Officer of Barton Incorporated, a wholly-owned subsidiary of the Company. In this capacity, Mr. Berk is in charge of the Company's Barton segment. From 1990 until February 1998, Mr. Berk was President and Chief Operating Officer of Barton and from 1988 to 1990, he was the President and Chief Executive Officer of Schenley Industries. Mr. Berk has been in the alcoholic beverage industry for most of his career, serving in various positions.

  Jon Moramarco became President and Chief Executive Officer of Canandaigua Wine Company, Inc., a wholly-owned subsidiary of the Company, in November 1999. In this capacity, Mr. Moramarco is in charge of the Company's Canandaigua Wine segment. Prior to joining Canandaigua Wine Company, Inc., he served as President and Chief Executive Officer of Allied Domecq Wines, USA since 1992. Mr. Moramarco has more than 15 years of diverse experience in the wine industry and currently serves as Chairman of the American Vintners Association, a national wine trade organization.

  George H. Murray joined the Company in April 1997 as Senior Vice President and Chief Human Resources Officer and in April 2000 was elected Executive Vice President. From August 1994 to April

1997, Mr. Murray served as Vice President-Human Resources and Corporate Communications of ACC Corp., an international long distance reseller. For eight and a half years prior to that, he served in various senior management positions with First Federal Savings and Loan of Rochester, New York, including the position of Senior Vice President of Human Resources and Marketing from 1991 to 1994.

  Thomas S. Summer joined the Company in April 1997 as Senior Vice President and Chief Financial Officer and in April 2000 was elected Executive Vice President. From November 1991 to April 1997, Mr. Summer served as Vice President, Treasurer of Cardinal Health, Inc., a large national health care services company, where he was responsible for directing financing strategies and treasury matters. Prior to that, from November 1987 to November 1991, Mr. Summer held several positions in corporate finance and international treasury with PepsiCo, Inc.

  Jean-Michel Valette serves as President and Chief Executive Officer of Franciscan Vineyards, Inc., a wholly-owned subsidiary of the Company. In this capacity, Mr. Valette is in charge of the Company's Franciscan segment, and has been since the Company acquired Franciscan in June 1999. He has been the President and Chief Executive Officer of Franciscan Vineyards, Inc. since August 1998. From October 1994 to August 1998, Mr. Valette served as a Managing Director of Hambrecht & Quist LLC, an investment banking company, and from November 1992 to October 1994, he was a Senior Analyst with Hambrecht & Quist LLC. Mr. Valette is one of a few Americans to hold the title of Master of Wine. Effective on May 15, 2000, Mr. Valette will resign from his current positions and assume a new role with Franciscan, which will include serving on the Franciscan advisory board and consulting in the areas of potential vineyard and brand acquisitions.

  George Bresler has been engaged in the practice of law since 1957. From August 1987 through July 1992, Mr. Bresler was a partner of the law firm of Bresler and Bab, New York, New York. Since 1992, Mr. Bresler has been a partner of the law firm of Bresler Goodman & Unterman, LLP, and its predecessor firm, in New York, New York. Mr. Bresler provides legal services to the Company.

  James A. Locke, III has been a partner of the law firm of Nixon Peabody LLP, and its predecessor firm, in Rochester, New York, the Company's principal outside counsel, since January 1, 1996. For twenty years prior to joining Nixon Peabody, Mr. Locke was a partner in the law firm of Harter, Secrest and Emery, Rochester, New York.

  Thomas C. McDermott has been a proprietor of Forbes Products, LLC, a custom vinyl business products company, since January 1998. From 1994 to 1997, Mr. McDermott was President and Chief Executive Officer of Goulds Pumps, Incorporated, a centrifugal pumps company for industrial, domestic and agricultural markets, where he also was Chairman from 1995 to 1997. From 1986 to 1993, he was President and Chief Operating Officer of Bausch & Lomb Incorporated, a contact lens, lens-care and eyewear products company.

  Paul L. Smith retired from Eastman Kodak Company in 1993 after working there for thirty-five years. Mr. Smith was employed in various positions at Eastman Kodak Company, the last of which was from 1983 to 1993, when he served as Senior Vice President and Chief Financial Officer. Also, from 1983 to 1993, Mr. Smith served on the Board of Directors of Eastman Kodak Company. Mr. Smith also currently serves on the Board of Directors of Home Properties of New York, Inc. and Performance Technologies, Incorporated.

  Effective on May 15, 2000, Agustin Francisco Huneeus will become President of Franciscan Vineyards, Inc. Previously, he has served in various positions at Franciscan and currently serves as Senior Vice President Sales and Marketing.

Beneficial Ownership of Management

  As of February 29, 2000, the current directors and executive officers of the Company as a group beneficially owned (including shares owned or controlled by family members as to which certain of these individuals disclaim beneficial ownership) approximately 13% of our outstanding Class A Common Stock (exclusive of shares of Class A Common Stock issuable pursuant to the conversion feature of the Class B Common Stock beneficially owned by officers and directors) and approximately 91% of our outstanding Class B Common Stock.

                  DESCRIPTION OF THE SENIOR CREDIT FACILITIES

  On October 6, 1999, the Company, certain of its principal operating subsidiaries, and a syndicate of banks (the "Syndicate Banks"), for which The Chase Manhattan Bank ("Chase") acts as administrative agent, entered into a Credit Agreement (the "Credit Agreement"). The Company is the borrower under the Credit Agreement and all of its domestic operating subsidiaries are joint and several guarantors of the Company's obligations thereunder. The Credit Agreement includes both U.S. dollar and pound sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.0 billion (subject to increase as therein provided to $1.2 billion). The proceeds under the Credit Agreement have been used in part for the repayment of all outstanding principal and accrued interest under the Company's Second Amended and Restated Credit Agreement dated as of May 12, 1999, and are also available for funding of permitted acquisitions, ongoing working capital needs of the Company and its subsidiaries, and other general corporate purposes of the Company and its subsidiaries, including capital expenditures.

  The Credit Agreement is secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of the Company's domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock held by us of Matthew Clark, B.B. Servicios, S.A. de C.V., Canandaigua World Sales Limited and Schenley Distilleries Inc./Les Distilleries Schenley Inc. Upon the achievement of certain ratings of the Company's senior, unsecured, long-term indebtedness for borrowed money and the satisfaction of certain other conditions, the foregoing pledges securing the Credit Agreement would be released, subject to the obligation of the Company to restore such pledges in the event of a downgrading of such ratings.

  The Credit Agreement provides for a $380.0 million Tranche I Term Loan facility due in December 2004, a $320.0 million Tranche II Term Loan facility due in December 2004 (funded and repayable in pounds sterling only), a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of approximately $20.0 million and swingline loans up to a maximum of $30.0 million) which expires in December 2004, and a $200.0 million uncommitted incremental term loan and/or revolving loan facility due no later than December 2004.

  The obligations of the Syndicate Banks to make Revolving Credit loans to the Company or of Chase to issue letters of credit are subject to the satisfaction of certain customary conditions, including but not limited to (i) the absence of a default or event of default under the Credit Agreement and (ii) all representations and warranties being true and correct.

  The Tranche I Term Loan facility requires quarterly repayments, starting at $12 million in March 2000 and increasing annually thereafter. The Tranche II Term Loan facility requires quarterly repayments, starting at 0.50% of the aggregate outstanding principal amount thereof in March 2000 and increasing to 21.25% of the aggregate outstanding principal amount thereof in March 2004. The Company may optionally prepay the term loans and revolving loans from time to time in whole or in part, without premium or penalty. In addition, there are certain mandatory term loan prepayments, including those based on sale of assets, the occurrence of casualty events, issuance of debt (including the notes) or equity, and change of control requiring a redemption of subordinated debt, in each case subject to certain baskets, thresholds, and other exceptions.

  The rate of interest payable, at the Company's option, is a function of the London interbank offered rate ("LIBOR") plus a margin, the federal funds rate plus a margin, or at the prime rate plus a margin; the Company also has the option to request competitive bids on Revolving Credit borrowings. The margin is adjustable quarterly based upon the ratio of the Company's consolidated average debt to consolidated operating cash flow (such ratio is defined in the Credit Agreement as the "Debt Ratio"). The initial margin on LIBOR borrowings is 1.25% in respect of Revolving Credit and swingline loans and 1.75% in respect of Tranche I and II Term Loans. After the first delivery of the Company's quarterly or annual financial statements pursuant to the Credit Agreement, the margin on LIBOR borrowings will fluctuate between 0.75% and 1.75%, depending on the Company's Debt Ratio. In addition to interest, the Company pays a facility fee on the Revolving Credit commitments (whether used or unused), at either 0.5% per annum, 0.375% per annum or 0.25% per annum, depending on the Company's Debt Ratio. The Company is also required to pay fees with respect to any letters of credit issued pursuant to the Credit Agreement; such letter of credit fees include (i) a participation fee payable to the Syndicate Banks on the average daily amount of outstanding letters of credit and unreimbursed letter of credit drawings, equal to the applicable margin for LIBOR-based Revolving Credit borrowings, and (ii) a fronting fee payable to Chase of 0.125% per annum on the average daily amount of outstanding letters of credit issued by Chase. The Company is required to pay default interest on all amounts that are not paid when due at a rate equal to (A) in the case of any overdue principal of any loan, 2% above the interest rate otherwise applicable to such loan, and (B) in the case of any other amount, 2% above the rate applicable to prime rate-based loans.

  The Company and its subsidiaries are subject to customary secured lending covenants including, but not limited to, those restricting additional liens, the incurrence of additional indebtedness, the sale of assets, mergers and consolidations, the payment of dividends, transactions with affiliates, the purchase or redemption of subordinated debt, the purchase or redemption of senior unsecured debt (including the notes), and the making of certain acquisitions and investments, in most cases subject to baskets, thresholds, and other exceptions. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. The fixed charges ratio is required to be at least 1.0 to 1 as at the last day of each fiscal quarter for the most recent four quarters.

  The Credit Agreement contains customary events of default, including, but not limited to, (a) the non-payment of principal when due, (b) the nonpayment of interest, fees, or other amounts within five business days after the same is due and payable, (c) default by the Company or any subsidiary in the observance or performance of certain agreements and covenants contained in the Credit Agreement or other documents related thereto; (d) material inaccuracy of any representation or warranty made by the Company or any subsidiary in connection with the Credit Agreement or other documents related thereto; (e) cross-default to material indebtedness of the Company or any of its subsidiaries; (f) one or more judgments against the Company or any subsidiary in excess of $15.0 million (regardless of insurance coverage) that remains undischarged (unless a stay of execution has been procured) for 45 days; (g) the occurrence of a material adverse ERISA event (h) the occurrence of a material adverse event relating to hazardous materials; (i) a change of control and (j) certain bankruptcy-related events.

                           DESCRIPTION OF THE NOTES

  We are offering (Pounds)75 million aggregate principal amount of 8 1/2% Series C Senior Notes due 2009 (the "Notes"). The Notes constitute a series of debt securities (which are more fully described in the Prospectus dated December 3, 1999) to be issued under an indenture dated as of February 25, 1999 (the "Base Indenture"), between the Company, the Subsidiary Guarantors and Harris Trust and Savings Bank, as trustee (the "Trustee"), as supplemented by Supplemental Indenture Number 4 to the Base Indenture to be dated May , 2000 (together with the Base Indenture, the "Indenture"), copies of which are available to prospective purchasers of the Notes upon request. The maximum aggregate principal amount of Notes that may be issued under the Indenture is (Pounds)300 million.

  The following is a summary of the material provisions of the Indenture. It does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. The Base Indenture is more fully described in the accompanying Prospectus.

  The following description of the terms of the Notes supplements the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. If these descriptions are inconsistent, then the description in this Prospectus Supplement shall govern. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

General

  The Notes will mature on November 15, 2009, will be unsecured senior obligations of the Company and will rank pari passu in right of payment to all existing and future unsecured senior Indebtedness. Each Note will bear interest at the rate set forth on the cover page hereof from its date of issuance or from the most recent interest payment date to which interest has been paid. Interest on the Notes will be payable semi-annually on May 15 and November 15 in each year, commencing November 15, 2000, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 1 or November 1 next preceding such interest payment date. The entire aggregate principal amount of the Notes will become due and payable upon maturity.

  Payment of the Notes is guaranteed unconditionally by the Subsidiary Guarantors on a senior basis. The Subsidiary Guarantors are comprised of all of the direct and indirect Domestic Restricted Subsidiaries of the Company and direct and indirect Foreign Restricted Subsidiaries that in each case guarantee Other Indebtedness. The Subsidiary Guarantors (except Canandaigua B.V. and M.J. Lewis Corp.) have also guaranteed all obligations of the Company under the Credit Agreement. No holder of any other Indebtedness of the Company will have the benefit of any guarantees which the holders of the Notes do not have.

  The Notes are direct, senior unsecured obligations of the Company and rank and will rank pari passu, without any preferences among themselves, with all other outstanding unsecured and unsubordinated indebtedness, present and future.

  The Indenture provides that additional Notes may be issued thereunder after the Issue Date (i) pursuant to Rule 144A under the Securities Act, (ii) pursuant to Regulation S under the Securities Act, (iii) in exchange for any Notes issued under the Indenture pursuant to Rule 144A or Regulation S, (iv) in exchange for all or a portion of the Company's existing (Pounds)75,000,000 of 8 1/2% Series B Senior Notes due 2009, which were issued on March 24, 2000 or (v) pursuant to another registered public offering. The maximum aggregate principal amount of such additional Notes that may be issued under the Indenture is (Pounds)225,000,000.

Substitution of Currency

  The Euro, the currency introduced at the start of the third stage of economic and monetary union pursuant to the treaty establishing the European Economic Community, as amended by the Treaty on European Union, was introduced on January 1, 1999. The United Kingdom was not a participant at that date; however, the United Kingdom Government stated that the United Kingdom might wish to join the single currency at a later date. If the United Kingdom adopts the Euro, it will replace pounds sterling as the legal tender in the United Kingdom and result in the effective redenomination of the Notes into Euro and the regulations of the European Commission relating to the Euro shall apply to the Notes. The circumstances and consequences described in this paragraph entitle neither the Company, the Subsidiary Guarantors nor any holder of Notes to early redemption, rescission, notice or repudiation of the terms and conditions of the Notes or the Indenture or to raise other defenses or to request any compensation claim, nor will they affect any of the other obligations of the Company or the Subsidiary Guarantors under the Notes and the Indenture.

Notices

  Notices to Holders shall, at such time as, and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Notices to Holders of Notes shall also be mailed by first class mail to each Holder at its address appearing in the register of Holders on the appropriate date provided herein. For so long as any of the Notes are represented by the Global Notes, notice to Holders shall (in addition to publication as described above) also be given by delivery of the relevant notice to The Depository Trust Company ("DTC"), Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and/or Clearstream Banking, which is owned by a parent corporation, Clearstream International, societe anonyme (as the case may be) for communication to the Holders of the book-entry interests in the Notes.

Additional Amounts

  All payments made by the Company or any Subsidiary Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the government of the United States of America or any other jurisdiction in which any Subsidiary Guarantor is incorporated or of any prefecture or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, "Taxes"), unless the Company or such Subsidiary Guarantor is required to withhold or deduct Taxes by law, regulation or governmental policy or by the interpretation or administration thereof. If the Company or any Subsidiary Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or any Guarantee, the Company or such Subsidiary Guarantor will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder and no reimbursement shall be made to a Holder for Taxes paid by such Holder (each such Holder, an "Excluded Holder") with respect to any Tax imposed, levied, payable or due (i) by reason of the Holder's or beneficial owner's present or former connection with the United States of America or any other jurisdiction in which any Subsidiary Guarantor is incorporated or any prefecture or territory thereof, other than through the mere receipt or holding of Notes or by reason of the receipt of payments thereunder; (ii) by reason of the failure of the Holder or beneficial owner of Notes to satisfy any certification, identification, information or other reporting requirements which the Holder or such beneficial owner is legally required to satisfy, whether imposed by statute, treaty, regulation, administrative practice or otherwise, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes; or (iii) by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment more than 30 days after the date such payment became due and payable or was duly provided for under the terms of the Notes, whichever is later. The obligation of the Company or any Subsidiary Guarantor to pay Additional Amounts or to reimburse a Holder for Taxes paid by such Holder in respect of Taxes shall not apply with respect to: (x) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes; (y) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Guarantee; or (z) Taxes imposed on or with respect to any payment by the Company or such Subsidiary Guarantor to the Holder or beneficial owner if such Holder or beneficial owner is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that such Taxes would not have been imposed on a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment had such beneficiary, settlor, member or beneficial owner been the Holder of such Note. The Company or such Subsidiary Guarantor will also (i) make such withholding or deduction compelled by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company or such Subsidiary Guarantor will, upon written request of a Holder, furnish to each such Holder certified copies of tax receipts evidencing the payment of any Taxes by the Company or such Subsidiary Guarantor in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Company or such Subsidiary Guarantor, within 60 days after the later of the date of receipt of such written request and the date of receipt of such evidence. If notwithstanding the Company's or such Subsidiary Guarantor's efforts to obtain such receipts, the same are not obtainable, the Company or such Subsidiary Guarantor will promptly provide such Holder with other evidence reasonably satisfactory to such Holder of such payments by the Company or such Subsidiary Guarantor. The Indenture will further provide that, if the Company conducts business in any jurisdiction (the "Taxing Jurisdiction") other than the United States of America, or if any Subsidiary Guarantor conducts business in any Taxing Jurisdiction other than the jurisdiction under which such Subsidiary Guarantor is incorporated, in a manner which causes Holders to be liable for taxes on payments under the Notes or any Guarantee for which they would not have been so liable but for such conduct of business in the Taxing Jurisdiction, the provision of the Notes described above shall be considered to apply to such Holders as if references in such provision to "Taxes" included taxes imposed by way of deduction or withholding by such Taxing Jurisdiction and references to Excluded Holder shall be deemed to include Holders or beneficial owners having a present or former connection with such Taxing Jurisdiction or any state, prefecture or territory thereof. The Company or such Subsidiary Guarantor will, upon written request of any Holder (other than an Excluded Holder), reimburse each such Holder for the amount of (i) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes and
(ii) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i) and paid by such Holder so that the net amount received by such Holder (net of payments made under or with respect to the Notes) after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed. The Indenture will provide that neither the Company nor any Subsidiary Guarantor will take any action or fail to act in any manner which will have the effect of requiring the payment of any Additional Amounts such that the Company may exercise its option to effect a Tax Redemption; provided, however, that the Company and its Subsidiaries will not be required to change their jurisdiction or alter their operations in any manner and will not be required to take any other unreasonable act thereunder.

  At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or any Subsidiary Guarantor will pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it shall be promptly thereafter), the Company or such Subsidiary Guarantor will deliver to the Trustee an officers' certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the Indenture or in this "Description of the Notes" there is mentioned, in any context, the payment of principal, interest, if any, or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Optional Redemption

  The Notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Gilt Rate (as defined below) plus 50 basis points plus, in each case, accrued interest thereon to the date of redemption.

  As used herein:

  "Adjusted Gilt Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Compa-rable Gilt Issue, assuming a price for the Comparable Gilt Issue (expressed as a percentage of its principal amount) equal to the Comparable Gilt Price for such redemption date.

  "Comparable Gilt Issue" means the United Kingdom Government Obligation se-lected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed, that would be utilized, at the time of se-lection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

  "Comparable Gilt Price" means, with respect to any redemption date, (i) the average of the Reference Gilt Dealer Quotations for such redemption date, af-ter excluding the highest and lowest such Reference Gilt Dealer Quotations, or
(ii) if the Trustee obtains fewer than three such Reference Gilt Dealer Quota-tions, the average of all such Quotations.

  "Quotation Agent" means the Reference Gilt Dealer appointed by the Company.

  "Reference Gilt Dealer" means each of (x) Barclays Bank PLC and its succes-sors; provided, however, that if the foregoing shall cease to be a primary United Kingdom Government Obligations dealer in London (a "Primary U.K. Gov-ernment Obligations Dealer"), the Company shall substitute therefor another Primary U.K. Government Obligations Dealer; and (y) any other Primary U.K. Government Obligations Dealer selected by the Company.

  "Reference Gilt Dealer Quotations" means, with respect to each Reference Gilt Dealer and any redemption date, the average, as determined by the Compa-ny, of the bid and asked prices for the Comparable Gilt Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Gilt Dealer at 11:00 a.m.; London time, on the third business day preceding such redemption date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

  In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the Luxem-bourg Stock Exchange, if the Notes are listed thereon, or if the Notes are not then listed on the Luxembourg Stock Exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, how-ever, that no Notes of a principal amount of (Pounds)1,000, or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be re-deemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or por-tions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemp-tion price pursuant to the Indenture. Notice of optional redemption will be published in the manner described above under "--Notices." In addition, legal notice relating to a new issue of notes will be deposited as described below under "General Listing Information."

  Redemption for Changes in Withholding Tax. The Notes of any Holder will be subject to redemption as a whole, but not in part, at the option of the Com-pany (a "Tax Redemption") at any time upon not less than 30 nor more than 60 days' notice mailed to such Holder of Notes to be redeemed, at 100% of the principal amount thereof on the date of redemption, plus accrued and unpaid interest, if any, to the redemption date, in the event the Company or any Sub-sidiary Guarantor has become or would be obligated to pay, on any date on which any amount would be payable with respect to such Notes or any Guarantee any Additional Amounts as a result of any change in or amendment to the laws, policies or treaties (including any regulation or ruling promulgated thereun-der) of the United States of America or any jurisdiction in which any Subsidi-ary Guarantor is incorporated (or any prefecture, territory or taxing author-ity thereof or therein), or any change in or amendment to any official posi-tion or administration or assessing practices regarding the application or in-terpretation of such laws, policies, treaties, rulings or regulations, which change or amendment is announced or becomes effective on or after November 17, 1999, provided, however, that, (i) no notice of redemption shall be given ear-lier than 60 days prior to the earliest date on which the Company or such Sub-sidiary Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due, (ii) if the Company elects to exer-cise its Tax Redemption option, it shall consummate any such Tax Redemption within 180 days following the date on which the amount to which the payment of such Additional Amounts relates would be payable to such Holder and (iii) upon the exercise by the Company of its Tax Redemption option at any time such that, after giving effect to the exercise of such Tax Redemption option, less than a majority of the aggregate principal amount of the Notes originally is-sued remains outstanding, prior to the consummation of such Tax Redemption the Company shall make an offer to purchase from all Holders, upon not less than 30 nor more than 60 days' notice, the Notes of such Holders at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the re-demption date; provided further, that prior to any such Tax Redemption, (i) the Company will deliver to the Trustee a copy of the written opinion of inde-pendent counsel to the effect that the Company or any Subsidiary Guarantor has or will become obligated to pay Additional Amounts as a result of such change, amendment, administration, application or interpretation and (ii) the Company or such Subsidiary Guarantor will use reasonable efforts to cause the reduc-tion or elimination of the obligation to pay any such Additional Amounts.

Sinking Fund

  The Notes will not be entitled to the benefit of any sinking fund.

Guarantees of the Notes

  The Indenture will provide that each of the Subsidiary Guarantors will unconditionally guarantee (the "Guarantees") on a senior basis, jointly and severally, all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The Guarantees will be general unsecured obligations of the Subsidiary Guarantors. The Subsidiary Guarantors (except for Canandaigua B.V. and M.J. Lewis Corp.) have also guaranteed all obligations of the Company under the Credit Agreement. The obligations under the Credit Agreement are secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of the Company's domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock held by the Company of Matthew Clark, B.B. Servicios, S.A. de C.V., Canandaigua World Sales Limited and Schenley Distilleries Inc./Les Distelleries Schenley Inc. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount, based on the net assets of each Subsidiary Guarantor determined in accordance with GAAP.

  The Company shall cause each Restricted Subsidiary issuing a Guarantee after the Issue Date to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the Indenture and thereby unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms set forth therein. Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a Subsidiary Guarantor for all purposes of the Indenture. When new Subsidiary Guarantors are added, the Company will prepare a supplement to this Prospectus Supplement, which will be submitted to the Luxembourg Stock Exchange.

  The Indenture will provide that if the Notes are defeased in accordance with the terms of the Indenture, or if, subject to the requirements of the first paragraph under "Consolidation, Merger, Sale of Assets" all or substantially all of the assets of any Subsidiary Guarantor or all of the Capital Stock of any Subsidiary Guarantor are sold (including by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "Certain Covenants--Limitation on Sale of Assets" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "Certain Covenants--Limitation on Sale of Assets" and within the time limits specified by such covenant, then such Subsidiary Guarantor or the Subsidiary Guarantors, as the case may be (in the event of a defeasance of the Notes or a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes.

  Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with "Certain Covenants--Designation of Unrestricted Subsidiaries" below shall upon such Designation be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes and any Unrestricted Subsidiary whose Designation is revoked pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" below will be required to become a Subsidiary Guarantor in accordance with the procedure described in the third preceding paragraph. In the case where a Subsidiary Guarantor is released and discharged of its Guarantee, we will, if listed on the Luxembourg Stock Exchange, inform the Luxembourg Stock Exchange and Holders will be notified in accordance with the procedure described in "-- Notices."

  As of February 29, 2000, on a pro forma basis after giving effect to this Offering, the aggregate amount of outstanding Indebtedness would have been approximately $1.3 billion and the aggregate amount of outstanding secured Indebtedness would have been approximately $481 million. See "Risk Factors-- The Notes Are Unsecured; the Stock of Some of Our Subsidiaries is Pledged to Secure Our Bank Credit Facility" and "Capitalization."

Certain Covenants

  The Indenture contains, among others, the following covenants:

  Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness), except that the Company and any Subsidiary Guarantor may Incur Indebtedness (including any Acquired Indebtedness) and any Restricted Subsidiary that is not a Subsidiary Guarantor may Incur Acquired Indebtedness if, in each case, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period (and after giving pro forma effect to (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was Incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition occurred at the beginning of such four quarter period; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period) is equal to at least 2.00:1.00.

  (b) The foregoing limitation will not apply to the incurrence of any of the following (collectively "Permitted Indebtedness"):

    (i) Indebtedness of the Company and any Restricted Subsidiary under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed an amount equal to the greater of (x) $1 billion, minus the amount of any repayment of such Indebtedness under the Credit Agreement pursuant to "Certain Covenants--Limitation on Sale of Assets" below and (y) the Borrowing Base;

    (ii) Indebtedness of the Company pursuant to the Notes and other Indebtedness outstanding on the Issue Date (other than Indebtedness under the Credit Agreement);

    (iii) Indebtedness of any Subsidiary Guarantor pursuant to a Guarantee;

    (iv) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided, further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iv);

    (v) Indebtedness of a Restricted Subsidiary owing to the Company or a Wholly Owned Restricted Subsidiary; provided that, with respect to Indebtedness owing to a Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any such Indebtedness shall be subordinated in right of payment from and after such time as the obligations under the Guarantee by such Wholly Owned Restricted Subsidiary shall become due and payable to the payment and performance of such Wholly Owned Restricted Subsidiary's obligations under its Guarantee; provided, further that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v), and
  (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (v);

    (vi) guarantees of any Restricted Subsidiary made in accordance with the provisions of "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries";

    (vii) Hedging Obligations of the Company or any Subsidiary Guarantor entered into in the ordinary course of business (and not for speculative purposes) designed to protect against fluctuations in: (x) interest rates in respect of Indebtedness of the Company or any of its Restricted Subsidiaries, as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such Incurrence, (y) currencies or (z) commodities;

    (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (1) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

    (ix) Indebtedness, in addition to that described in clauses (i) through
  (viii) of this definition of "Permitted Indebtedness," and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, not to exceed $75.0 million outstanding at any one time in the aggregate.

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of the Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

    (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness;

    (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or any of its Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary held by any Person (other than the Company or any of its Wholly Owned Restricted Subsidiaries);

    (v) Incur, create or assume any guarantee of Indebtedness of any Affiliate (other than a Wholly Owned Restricted Subsidiary of the Company); or

    (vi) make any Investment in any Person (other than any Permitted
  Investments)

(any of the foregoing payments described in clauses (i) through (vi), other than any such action that is a Permitted Payment, collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries; (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "Limitation on Indebtedness"; and (3) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

    (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on December 1, 1998 and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss); plus

    (B) the aggregate Net Cash Proceeds received after November 17, 1999 by the Company from the issuance or sale (other than to any of its Subsidiaries) of its shares of Qualified Capital Stock or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below); plus

    (C) the aggregate Net Cash Proceeds received after November 17, 1999 by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase shares of Qualified Capital Stock of the Company; plus

    (D) the aggregate Net Cash Proceeds received after November 17, 1999 by the Company from debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities or Redeemable Capital

  Stock are originally sold for cash plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange; plus

    (E) in the event the Company or any Restricted Subsidiary has made since November 17, 1999 or makes an Investment in a Person that, as a result of or in connection with such Investment becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment; plus

    (F) so long as the Designation thereof was treated as a Restricted Payment made after November 17, 1999, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Certain Covenants--Designation of Unrestricted Subsidiaries", an amount equal to the Company's Investment in such Unrestricted Subsidiary (provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation); plus

    (G) $50.0 million; minus

    (H) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after November 17, 1999 in accordance with "Certain Covenants--Designation of Unrestricted Subsidiaries;" minus

    (I) all Restricted Payments made after November 17, 1999 (other than Permitted Payments made and calculated on the basis set forth below).

  (b) Notwithstanding the foregoing, and in the case of clauses (ii), (iii) and (iv) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (i) through (iv) being referred to as a "Permitted Payment"):

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

    (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege or in which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issue and sale for cash (other than to a Subsidiary) of other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

    (iii) any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

    (iv) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (x) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (y) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company Incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless (i) such transaction or series of transactions is in writing on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (ii) with respect to any transaction or series of transactions involving aggregate payments in excess of $10.0 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by the Board of Directors of the Company, and (iii) with respect to a transaction or series of related transactions involving aggregate value in excess of $25.0 million, the Company delivers to the Trustee an opinion of either an independent investment banking firm of national standing in the United States or an independent public accounting firm of national standing in the United States, stating that the transaction or series of transactions is fair to the Company or such Restricted Subsidiary; provided, however, that this provision shall not apply to any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company).

  Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), owned at the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, except if the Notes (or a Guarantee, in the case of Liens of a Subsidiary Guarantor) are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness or Indebtedness of a Subsidiary Guarantor subordinated in right of payment to any Guarantee) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

    (a) any Lien existing as of the Issue Date;

    (b) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases, or contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business;
  (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; or (9) standard custodial, bailee or depository arrangements (including (x) in respect of deposit accounts with banks and other financial institutions and
  (y) standard customer agreements in respect of accounts for the purchase and sale of securities and other property with brokerage firms or other types of financial institutions);

    (c) any Lien now or hereafter existing on property of the Company or any Subsidiary Guarantor securing Indebtedness outstanding under the Credit Agreement;

    (d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, in each case which Indebtedness is permitted under the provisions of "Certain Covenants--Limitation on Indebtedness"; provided that any such Lien only extends to the assets that were subject to such lien securing such Acquired Indebtedness prior to the related transaction by the Company or its Restricted Subsidiaries; and

    (e) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d) so long as the amount of security is not increased thereby.

  Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale (other than an Asset Swap permitted by clause (g) below) unless (i) at least 75% of the proceeds from such Asset Sale are received in cash; provided, however that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, shall be deemed cash for purposes of this covenant, and (ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by the Board of Directors of the Company and evidenced in a board resolution).

    (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any secured Indebtedness then outstanding as required by the terms thereof or the Company determines not to apply such Net Cash Proceeds to the permanent repayment of such secured Indebtedness or if no secured Indebtedness is then outstanding, then the Company may within 12 months of the Asset Sale invest the Net Cash Proceeds in other properties and assets that (as determined by the Board of Directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries as existing at such time or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay secured Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds equals $10.0 million or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu

  Indebtedness as follows: (a) the Company shall make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of (Pounds)1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined) of all Notes tendered) and
  (b) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), the Company shall use such Deficiency in the business of the Company and its Restricted Subsidiaries. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and the purchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

    (d) If the Company becomes obligated to make an Offer pursuant to clause
  (c) above, the Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of (Pounds)1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

    (e) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

    (f) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture) as such Indebtedness may be refinanced from time to time, provided that such restrictions are no less favorable to the Holders of Notes than those existing on the date of the Indenture that would materially impair the ability of the Company to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase.

    (g) The Company will not, and will not permit any Restricted Subsidiary, to engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company which determination shall include a determination that the Fair Market Value of the assets being received in such swap are at least equal to the Fair Market Value of the assets being swapped and (iii) in the event such Asset Swap involves an aggregate amount in excess of $20.0 million, the Company has also received a written opinion from an independent investment banking firm of nationally recognized standing or an independent public accounting firm of nationally recognized standing that such

  Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  Limitation on Guarantees by Restricted Subsidiaries. The Indenture will provide that in the event the Company (i) organizes or acquires any Domestic Restricted Subsidiary after November 17, 1999 that is not a Subsidiary Guarantor and causes or permits such Restricted Subsidiary to, directly or indirectly, guarantee the payment of any Indebtedness ("Other Indebtedness") of the Company or any Subsidiary Guarantor or (ii) causes or permits any Foreign Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, guarantee the payment of any Other Indebtedness, then, in each case the Company shall cause such Restricted Subsidiary to simultaneously execute and deliver a supplemental indenture to the Indenture pursuant to which it will become a Subsidiary Guarantor under the Indenture; provided, however, that in the event a Domestic Restricted Subsidiary is acquired in a transaction in which a merger agreement is entered into, such Domestic Restricted Subsidiary shall not be required to execute and deliver such supplemental indenture until the consummation of the merger contemplated by any such merger agreement; provided, further, that if such Other Indebtedness is (i) Indebtedness that is ranked pari passu in right of payment with the Notes or the Guarantees of such Restricted Subsidiary, as the case may be, the Guarantee of such Restricted Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Subsidiary to the same extent and in the same manner as the Other Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be). The Guarantee of a Subsidiary Guarantor shall be released upon the sale or transfer of all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor; provided, that, either (i) such sale or transfer complies with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" or
(ii) such sale or transfer need not comply with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" because the Capital Stock so sold or transferred does not constitute an "Asset Sale" by operation of the provisions of clause (y) of the last sentence of the definition of Asset Sale.

  Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of (Pounds)1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

  Within 15 days following any Change of Control, the Company shall notify the Trustee thereof, give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at his address appearing in the security register and publish such notice in a leading Luxembourg newspaper, if the Company is then listed on the Luxembourg Stock Exchange, stating, among other things, the purchase price and that the purchase date shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The Credit Agreement restricts the ability of the Company to purchase the Notes prior to full repayment of indebtedness under the Credit Agreement and, upon a Change of Control, all amounts outstanding under the Credit Agreement become due and payable. There can be no assurance that in the event of a Change in Control the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default and will give the Trustee and the holders of the Notes the rights described under "Events of Default."

  The definition of "Change of Control" in the Indenture is defined to mean the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the voting power of the total outstanding Voting Stock of the Company voting as one class, provided that the Permitted Holders "beneficially own" (as so defined) a percentage of Voting Stock having a lesser percentage of the voting power than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office;
(iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment in accordance with "Certain Covenants--Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "Certain Covenants--Limitation on Restricted Payments") and
(B) no "person" or "group" other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 30% of the voting power of the total outstanding Voting Stock of the surviving corporation voting as one class and (2) the percentage of such voting power of the surviving corporation held, directly or indirectly, by Permitted Holders immediately after such transaction; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger, Sale of Assets."

  "Permitted Holders" means as of the date of determination (i) Marilyn Sands, Richard Sands and Robert Sands; (ii) family members or the relatives of the Persons described in clause (i) or the Mac and Sally Sands Foundation, Incorporated; (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or (v) or for the benefit of Andrew Stern or any trust for the benefit of any such trust; (iv) any partnerships that are controlled by (and a majority of the partnership interests in which are owned by) any of the Persons described in clauses (i), (ii), (iii) or (v) or by any partnership that satisfies the conditions of this clause (iv); or (v) in the case of Marvin Sands and in the event of the incompetence or death of any of the persons described in clauses (i) and (ii), such Person's estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company.

  The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

  The definition of "Change of Control" is limited in scope. As a result the provisions of the Indenture will not afford holders of Notes the right to require the Company to purchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

  The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

  The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

  The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

  Limitation on Restricted Subsidiary Capital Stock. The Company will not permit any Restricted Subsidiary of the Company to issue any Capital Stock, except for (i) Capital Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary, (ii) Capital Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclauses (A), (B) or (C), and (iii) Capital Stock issued or sold by a Restricted Subsidiary, where immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company, (iii) make any Investment in the Company or a Restricted Subsidiary of the Company or (iv) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except (a) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture; (b) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and, in the case of clauses (a) and (b), not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; (c) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) and
(b), or in this clause (c); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced (except that an encumbrance or restriction that is not more restrictive than those set forth in the Indenture shall in any event be permitted); and (d) any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which an Asset Sale permitted under "Certain Covenants--Limitation on Sale of Assets" is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery.

  Designation of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Fixed Charge Coverage Ratio of the first paragraph of "Certain Covenants--Limitation on Indebtedness"; and

    (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of "Certain Covenants--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the amount of the Company's Investment in such Subsidiary on such date.

  Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

  The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

  Limitation of Applicability of Certain Covenants if Notes Rated Investment Grade. Notwithstanding the foregoing, the Company's and its Restricted Subsidiaries' obligations to comply with the provisions of the Indenture described (x) above under the captions "Certain Covenants--Limitation on Indebtedness," "Certain Covenants--Limitation on Restricted Payments," "Certain Covenants--Limitation on Transactions with Affiliates," "Certain Covenants--Limitation on Restricted Subsidiary Capital Stock," "Certain Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," and "Certain Covenants--Designation of Unrestricted Subsidiaries," and (y) below in clause (iv) of the first paragraph under the caption "Consolidation, Merger, Sale of Assets," will terminate and cease to have any further effect from and after the first date when the Notes are rated Investment Grade.

  Provision of Financial Statements. Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder at the Company's cost.

  Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate and partnership existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

Consolidation, Merger, Sale of Assets

  The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "Certain Covenants-- Limitation on Indebtedness" (other than Permitted Indebtedness); (v) each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; (vi) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "Certain Covenants--Limitation on Liens" are complied with; and
(vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

  Each Subsidiary Guarantor shall not, and the Company will not permit a Subsidiary Guarantor to, in a single transaction or through a series of related transactions merge or consolidate with or into any other corporation (other than the Company or any other Subsidiary Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a consolidated basis to any entity (other than the Company or any other Subsidiary Guarantor) unless at the time and after giving effect thereto: (i) either (1) such Subsidiary Guarantor shall be the continuing corporation or partnership or (2) the entity (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Subsidiary Guarantor shall be a corporation duly organized and validly existing under the Laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Guarantee and the Indenture; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) such Subsidiary Guarantor shall have delivered to the Trustee an officers' certificate and an opinion of counsel in form and substance reasonably satisfactory to the Trustee, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate. The provisions of this paragraph shall not apply to any transaction (including any Asset Sale made in accordance with "Certain Covenants--Limitation on Sale of Assets") with respect to any Subsidiary Guarantor (i) if the Guarantee of such Subsidiary Guarantor is released in connection with such transaction in accordance with the last sentence of "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries" or (ii) if such transaction need not comply with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" because the properties or assets so sold, assigned, conveyed, transferred, leased or otherwise disposed of do not constitute an "Asset Sale" by operation of the provisions of clause (y) of the last sentence of the definition of Asset Sale.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Subsidiary Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary Guarantor, as the case may be, and the Company or such Subsidiary Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes.

Events of Default

  An Event of Default will occur under the Indenture if:

    (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

    (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

    (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (i) or
  (ii) or in clauses (b), (c) and (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes, specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (b) there shall be a default in the performance or breach of the provisions described in "Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "Certain Covenants--Limitation on Sale of Assets," or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Certain Covenants--Purchase of Notes Upon a Change of Control;"

    (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Subsidiary Guarantor or any Subsidiary then has outstanding Indebtedness in excess of $10.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

    (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Subsidiary Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

    (vi) one or more judgments, orders or decrees for the payment of money in excess of $15.0 million, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument), shall be entered against the Company, any Subsidiary Guarantor, any Subsidiary or any of their respective properties and shall not be discharged and either
  (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

    (vii) any holder or holders of at least $10.0 million in aggregate principal amount of Indebtedness of the Company, any Subsidiary Guarantor or any Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Subsidiary Guarantor or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company, any Subsidiary Guarantor or any Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

    (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Subsidiary Guarantor or any Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Subsidiary Guarantor or any Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Subsidiary Guarantor or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Subsidiary Guarantor or any Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

    (ix) (a) the Company, any Subsidiary Guarantor or any Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent; (b) the Company, any Subsidiary Guarantor or any Subsidiary consents to the entry of a decree or order for relief in respect of the Company, any Subsidiary Guarantor or such Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it; (c) the Company, any Subsidiary Guarantor or any Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; (d) the Company, any Subsidiary Guarantor or any Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Subsidiary Guarantor or such Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due; or (e) the Company, any Subsidiary Guarantor or any Subsidiary takes any corporate action in furtherance of any such actions in this paragraph
  (ix).

  If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all of the Notes, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes). If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder.

  After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on the Notes, and (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; (b) all Events of Default, other than the nonpayment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived; and (c) the rescission will not conflict with any judgment or decree.

  The holders of not less than a majority in aggregate principal amount of the Notes outstanding, may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each series of Notes outstanding.

  The Company is also required to notify the Trustee within five business days of the occurrence of any Default.

  The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Legal Defeasance and Covenant Defeasance

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for: (i) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due; (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments; (iii) the rights, powers, trust duties and immunities of the Trustee and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the particular series of Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the particular series of Notes subject to such Covenant Defeasance.

  In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in pounds sterling, non-callable United Kingdom Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes, on the stated date for payment thereof;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee, (x) an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (y) an opinion of counsel in the United Kingdom or a ruling of the Inland Revenue of the United Kingdom to the effect that holders of the Notes will not recognize income, gain or loss for United Kingdom income tax or other tax purposes as a result of such termination and will be subject to United Kingdom income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Legal Defeasance not occurred (and for purposes of such opinion, such United Kingdom counsel shall assume that holders of the Notes include holders who are not resident in the United Kingdom); (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee opinions of counsel in the

United States and counsel in the United Kingdom reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes or United Kingdom income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax and United Kingdom income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other that a Default or Event of Default with respect to the Indenture resulting from the Incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such Incurrence);
(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and opinions of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee opinions of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent specified in the Indenture are satisfied.

Satisfaction and Discharge

  The Indenture shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) canceled or have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee canceled or for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee canceled or for cancellation, including principal of, premium, if any, and accrued interest at such Stated Maturity or redemption date; (b) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company or any Subsidiary Guarantor; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound.

Modifications and Amendments

  Modifications and amendments of the Indenture with respect to the Notes may be made by the Company, each Subsidiary Guarantor, if any, and the Trustee with the consent of the Holders of not less than a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "Certain Covenants--Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "Certain Covenants--Purchase of Notes Upon a Change of Control," including amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Subsidiary Guarantor of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture to cause the Notes or any Guarantee to be subordinate to any other Indebtedness.

  The holders of not less than a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture, as they relate to such series of Notes.

Governing Law

  The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than United States dollars will be rendered in the foreign currency of the underlying obligation and converted into United States dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

The Trustee

  The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the applicable Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

  The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-Entry, Delivery and Form

  The Notes will be issued initially in the form of global notes (the "Global Notes") deposited with the Paying Agent in London, Citibank, N.A., as common depositary (in such capacity, the "Common

Depositary"), in the name of Citivic Nominees Ltd. as nominee for Euroclear and Clearstream Banking, and in the name of Cede & Co. as nominee for DTC. Except in the limited circumstances described in this Prospectus Supplement, beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, Euroclear and Clearstream Banking.

Depositary Procedures

  DTC. We understand as follows with respect to DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions amongst its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representative) own DTC.

  Euroclear and Clearstream Banking. We understand as follows with respect to Euroclear and Clearstream Banking: Euroclear and Clearstream Banking each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities. Euroclear and Clearstream Banking each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Each of Euroclear and Clearstream Banking can settle securities transactions in any of more than 30 currencies, including pounds sterling. Euroclear and Clearstream Banking each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective holders may settle trades with one another. Account holders in both Euroclear and Clearstream Banking are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream Banking is available to other institutions that clear through or maintain a custodial relationship with a holder of either system. An account holder's overall contractual relations with either Euroclear or Clearstream Banking are governed by the respective rules and operating procedures of Euroclear or Clearstream Banking and any applicable laws. Both Euroclear and Clearstream Banking act under such rules and operating procedures only on behalf of their respective holders and have no record of or relationship with any persons who are not direct holders.

  Investors who hold accounts with Euroclear or Clearstream Banking may acquire, hold and transfer security entitlements with respect to Global Notes against Euroclear or Clearstream Banking and its respective property by book-entry to accounts with Euroclear or Clearstream Banking, each of which has an account with the Common Depositary and subject at all times to the procedures and requirements of Euroclear or Clearstream Banking, as the case may be. "Security entitlement" means the rights and property interests of a holder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights. Investors who do not have accounts with Euroclear or Clearstream Banking may acquire, hold and transfer security entitlements with respect to a Global Note against the securities intermediary and its property with which such investors hold accounts by book-entry to accounts with such securities intermediary, which in turn may hold a security entitlement with respect to the Global Note through

Euroclear or Clearstream Banking. Investors electing to acquire security entitlements with respect to a Global Note through an account with Euroclear or Clearstream Banking or some other securities intermediary must follow the settlement procedures of their securities intermediary with respect to the settlement of new issues of securities. Security entitlements with respect to the Global Notes to be acquired through an account with Euroclear or Clearstream Banking will be credited to such account as of the settlement date against payment in pounds sterling for value as of the settlement date. Investors electing to acquire, hold or transfer security entitlements with respect to a Global Note through an account with Euroclear, Clearstream Banking or some other securities intermediary other than in connection with the initial distribution of the Notes must follow the settlement procedures of their securities intermediary with respect to the settlement of secondary market transactions in securities.

  Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of Notes for any purpose. So long as the Common Depositary is the registered owner or holder of a Global Note, such party will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture and the Notes. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC, Euroclear and Clearstream Banking, as the case may be, and their participants or holders to exercise any rights and remedies of a holder under the Indenture. Payments of principal and interest on the Global Notes will be made to the Common Depositary on behalf of DTC, Euroclear and Clearstream Banking, as the case may be, as the registered owners thereof.

  The laws of some countries require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC, Euroclear and Clearstream Banking can act only on behalf of their respective participants or holders, as the case may be, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  The CUSIP for the Notes is 137219AH4. The ISIN number for the Notes is
      . The Notes have been accepted for clearance by Euroclear and
Clearstream Banking under the common code       .

Payments on the Notes

  While the Notes are represented by the Global Notes, payments in respect of the principal of, premium, if any, and interest on the Global Notes will be made through the Paying Agent and will be payable to the Common Depositary on behalf of DTC, Euroclear and Clearstream Banking, each in its capacity as the registered holder of the Notes under the Indenture. If definitive notes have been issued, the Indenture requires us to make payments in respect of such definitive notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

  So long as the Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg. See "General Listing Information". As further described in the "Transfer and Exchange" section below, payments of principal on the Notes may be received at the office of the paying agent in Luxembourg upon surrender of the Notes.

  Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Trustee, or any agent of the Company, or the Trustee has or will have any responsibility or liability for

  (i) any aspect or accuracy of the records of the relevant clearing system, the participants therein or the holders thereof, as the case may be, relating to payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records of such clearing system, participant or holder relating to beneficial ownership interests in the Global Notes, or

  (ii) any other matter relating to the actions and practices of the relevant clearing system or the participants therein or the holders thereof.

  DTC, Euroclear or Clearstream Banking, as the case may be, upon receipt of any such payment, will immediately credit the accounts of their relevant participants or holders, as the case may be, with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes, as shown on the records of DTC, Euroclear or Clearstream Banking. The Company expects that payments by such participants or holders, as the case may be, to the beneficial owners of Global Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or holders. Neither the Company nor the Trustee will have responsibility or liability for the payment of amounts owing in respect of beneficial interests in the Global Notes held by the Common Depositary for DTC, Euroclear and Clearstream Banking.

Transfers of Global Securities and Interests Therein

  Unless definitive securities are issued, the Global Notes may be transferred, in whole and not in part, only by DTC, Euroclear and Clearstream Banking to the Common Depositary, as the case may be, or by the Common Depositary to DTC, Euroclear and Clearstream Banking, respectively, or to another nominee or successor thereof or a nominee of such successor.

  Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream Banking, as the case may be, and their respective holders and intermediaries. Any secondary market trading activity in beneficial interests in the Global Notes is expected to occur through the participants or holders and intermediaries, as the case may be, of DTC, Euroclear and Clearstream Banking, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

  No service charge will be made for any registration of transfer or exchange of the Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Although DTC, Euroclear and Clearstream Banking have agreed to various procedures to facilitate transfers of interests in the Global Notes among participants and holders in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Trustee, nor any agent of ours or the Trustee will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by DTC, Euroclear or Clearstream Banking or their respective participants, indirect participants, holders or intermediaries of their respective obligations under the rules and procedures governing their operations.

  We understand that under existing industry practices, if we or the Trustee requests any action of holders of Notes, or if an owner of a beneficial interest in a Global Note desires to give instructions or take an action that a holder is entitled to give or take under the Indenture, DTC, Euroclear or Clearstream Banking, as the case may be, would authorize their respective participants or holders, as the case may be, owning the relevant beneficial interest to give instructions to take such action, and such participants or holders would authorize indirect participants or intermediaries to give instructions or take such action, or would otherwise act upon the instructions of such indirect participants or intermediaries. DTC, Euroclear and Clearstream Banking are not required to authorize holders to take any action.

  We understand that under existing practices of DTC, Euroclear or Clearstream Banking if less than all of the Notes are to be redeemed at any time, DTC, Euroclear or Clearstream Banking, as the case may be, will credit their participants' or holders' accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC, Euroclear or Clearstream Banking, as the case may be, deems fair and appropriate, provided that no beneficial interests of less than (Pounds)1,000, may be redeemed in part.

  Except in the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of definitive notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream Banking and their respective direct or indirect participants which rules and procedures may change from time to time.

  All exchanges for definitive notes may be effected at the offices of the paying and transfer agent in Luxembourg. All payments of interest may be received at the offices of the Luxembourg paying agent upon presentation of definitive notes and all payments of principal may be received at such offices upon surrender of the notes.

Certificated Notes

  Beneficial interests in a Global Note are exchangeable for definitive notes in registered certificated form only if (i) (in whole but not in part) either DTC, Euroclear or Clearstream Banking is closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no alternative clearance system satisfactory to the Trustee is available, (ii) (in part) an Event of Default under the Indenture occurs and is continuing, upon the request delivered in writing to DTC, Euroclear and/or Clearstream Banking, the Trustee or the Common Depositary, (iii) (in whole but not in part) at any time the Company in its sole discretion determines that the Global Notes should be exchanged for definitive notes or (iv) (in whole but not in part) the Common Depositary is at any time unwilling or unable to continue as Common Depositary and a successor depositary is not able to be appointed by the Company within 90 days.

  Any certificated notes will be issued in registered form in denominations of (Pounds)1,000 in nominal amount and integral multiples thereof. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interest in the Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, Euroclear or Clearstream Banking, as the case may be, in accordance with their customary procedures. The notes may not be issued in bearer form.

  In the case of the issuance of certificated notes in the limited circumstances set forth above, the holder of any such certificated note may transfer such note by surrendering it at the offices or agencies of the Company maintained for such purpose within the City and State of New York. Until otherwise designated by the Company, the Company's office or agency in the City and State of New York and London, England, respectively, will be the offices of the Trustee maintained for such purpose. In the event of a partial transfer of a holding of Notes represented by one certificate, or partial redemption of such a holding represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred or redeemed and a further new certificate in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor, provided that no certificate in denominations less than (Pounds)1,000 shall be issued. Each new certificate to be issued shall be available for delivery within ten business days at the office of the Trustee. The cost of preparing, printing, packaging and delivering the certificated notes shall be borne by the Company.

  The Company shall not be required to register the transfer or exchange of certificated notes for a period of 15 days preceding

  (a) the due date for any payment of principal of or interest on the Notes or

  (b) the date fixed for a selection of Notes to be redeemed.

  Also, the Company is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any certificated note, the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law and permitted by the Indenture and the Notes.

  If certificated notes are issued and a holder of a certificated note claims that the note has been lost, destroyed or wrongfully taken or if such note is mutilated and is surrendered to the Trustee, the Company shall issue and the Trustee shall authenticate a replacement note if the Trustee's and the Company's requirements are met. If required by the Trustee or the Company, an indemnity bond sufficient in the judgment of both to protect the Company, the Trustee or any paying agent or authenticating agent appointed pursuant to the Indenture from any loss which any of them may suffer if a note is replaced must be posted. The Company may charge for its expenses in replacing a note.

  In case any such mutilated, destroyed, lost or stolen note has become or is about to become due and payable, or is about to be redeemed or purchased by the Company pursuant to the provisions of the Indenture, the Company in its discretion may, instead of issuing a new note, pay, redeem or purchase such note, as the case may be.

  To the extent permitted by law, the Company, the Paying Agent, the Registrar and the Transfer Agent shall be entitled to treat the person in whose name any certificated note is registered as the absolute owner thereof. The Indenture will contain provisions relating to the maintenance of a register reflecting ownership of certificated notes, if any, and other provisions customary for a registered debt security including registration as to both principal and stated interest and restrictions on transfer except by surrender of a certificated note and either the reissuance of such certificated note or the issuance of a new certificated note to the new holder. Payment of principal on each certificated note will be made to the holder against presentation and surrender. Payment of interest on each certificated note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

  None of the Company, the Trustee, the Common Depositary or any Paying Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, any book-entry interest.

Transfer And Exchange

  A holder may transfer or exchange interests in the Notes in accordance with procedures described in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The Company will cause to be kept, at the specified office of the Registrar, a register (the "Register") on which should be kept the names and addresses of the holders of the Notes and the particulars of the Notes held by them and of all transfers and exchanges of Notes. Definitive Notes issued will be issued in registered form and will be transferable in whole or in part in an authorized denomination only upon the surrender of the definitive form of the Notes being transferred, accompanied by a duly completed and signed transfer form, and otherwise in accordance with the Indenture at the specified office of the Registrar or the specified office of any other paying or transfer agent including, while the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, at the offices of the paying agent in Luxembourg for registration of that transfer. No transfer of title to any such Note will be effective unless and until entered on the Register.

  Transfers of interests in Notes represented by Global Notes will be effected in accordance with the rules of DTC, Euroclear or Clearstream Banking. See "Depositary Procedures" above for a more detailed description of the procedures for the transfer of interests in the Global Notes.

  Each new definitive Note to be issued upon a transfer of Notes will, after receipt by the relevant agent of the definitive form of the Note to be transferred together with a duly completed and executed form of transfer, be made available for collection at the specified office of the relevant agent or, if so requested in the form of transfer, be mailed at the risk of the holder entitled to the Note (but free of charge to such holder) to the address specified in the form of transfer.

  Where only part of the principal amount of a Note (being an authorized denomination) in respect of which is issued a definitive form is to be transferred or redeemed, a new definitive Note in respect of the Notes not so transferred or redeemed will, within three business days of deposit or surrender of the original definitive Note with or to the relevant agent, be made available for collection at the specified office of such agent, or, if so requested by the holder, be mailed by uninsured mail at the risk of the holder of the Notes to the address of such holder appearing on the Register.

  Registration of transfers of Notes (or parts thereof in authorized denominations) will be effected without charge by or on our behalf or on behalf of any of the agents, but upon payment (or the giving of such indemnity as we or any of the Transfer Agents may reasonably require) in respect of any taxes, duties or other governmental charges which may be imposed in relation to it.

  Neither we nor the Registrar will be required to register the transfer of a Note (or any part thereof in authorised denominations) during the period of 15 days up to and including the due date for any payment of principal or premium, if any, on that Note or during the period of 15 days before a selection of Notes to be redeemed.

  All transfers of Notes and entries on the Register will be made subject to the detailed requirements concerning transfer of Notes set out in our agreement with the Transfer Agent. Such requirements may be changed by us, with the prior written approval of the applicable Trustee and the Registrar. The Registrar will mail a copy of the current requirements for the transfer of Notes free of charge to any holder of Notes upon request.

Redemption of Global Notes

  In the event that any Global Note (or any portion thereof) is redeemed, the Common Depositary will redeem an equal amount of the book-entry interests in such Global Note from the amount received by it in respect to the redemption of such Global Note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by the Common Depositary in connection with the redemption of such Global Note (or any portion thereof).

Resignation of Common Depositary

  The Common Depositary may at any time resign as Common Depositary by written notice to the Company and the Trustee, such resignation to become effective upon the appointment of a successor Common Depositary, in which case the Global Notes shall be delivered to such successor. If no successor has been so appointed by the Company within 90 days, certificated notes shall be issued in exchange therefor as described above.

Listing

  Application has been made to list the notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the Notes and the Certificate of Incorporation of the Company will be registered prior to the listing with the Chief Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, as long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Notes will be maintained in Luxembourg. The Company has initially designated Paribas Luxembourg as its agent for this purpose.

Reports

  The Trustee will immediately send to DTC, Euroclear and Clearstream Banking, a copy of any notices, reports and other communications received relating to the Company, the Notes, or the Guarantees.

Certain Definitions

  "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

  "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (iii) any other Person 10% or more of the voting Capital Stock of which are beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (iii) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (x) any transfer of properties and assets (A) that is governed by the first paragraph under "Consolidation, Merger, Sale of Assets" or (B) that is of the Company to any Restricted Subsidiary, or of any Subsidiary to the Company or any Subsidiary in accordance with the terms of the Indenture or (y) transfers of properties and assets in any given fiscal year with an aggregate Fair Market Value of less than $3,000,000.

  "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by the Company or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and applied in accordance with "Certain Covenants--Limitation on Sale of Assets."

  "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.

  "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States Federal or State law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

  "Borrowing Base" means the sum of (i) 85% of accounts receivable of the Company and its Subsidiaries and (ii) 50% of the net book value of the inventory of the Company and its Subsidiaries, in each case, as determined on a consolidated basis in accordance with GAAP.

  "Capital Lease Obligation" means any obligations of the Company and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

  "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

  "Company" means Canandaigua Brands, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

  "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income
(Loss) in each case, for such period, of the Company and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any Preferred Stock of the Company and its Restricted Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate and (ii) in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

  "Consolidated Income Tax Expense" means for any period, as applied to the Company, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis.

  "Consolidated Interest Expense" of the Company means, without duplication, for any period, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period and (ii) all capitalized interest of the Company and its Restricted Subsidiaries, in each case as determined in accordance with GAAP on a basis. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection with such acquisition or disposition of assets, shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

  "Consolidated Net Income (Loss)" of the Company means, for any period, the Consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary gains or losses (less all fees and expenses relating thereto); (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Restricted Subsidiaries; (iii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination; (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; (v) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business; or (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of income or earnings related to such assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

  "Consolidated Net Tangible Assets" means with respect to any Person, as of any date of determination, the book value of such Persons total assets, less goodwill, deferred financing costs and other intangibles and less accumulated amortization, shown on the most recent balance sheet of such Person, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its subsidiaries, as determined in accordance with GAAP on a Consolidated basis.

  "Consolidated Non-cash Charges" of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Company and its Consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP on a Consolidated basis (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

  "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

  "Credit Agreement" means the Credit Agreement, dated as of October 6, 1999, between the Company, the Subsidiaries of the Company identified on the signature pages thereof, the lenders named therein, and The Chase Manhattan Bank, as administrative agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof or amendments, modifications or supplements thereto and any agreements therefor (including any of the foregoing that increase the principal amount of Indebtedness or the commitments to lend thereunder and have been made in compliance with the provisions of "Certain Covenants--Limitation on Indebtedness"; provided that, for purposes of the definition of "Permitted Indebtedness," no such increase may result in principal amount of Indebtedness of the Company under the Credit Agreement exceeding the amount permitted by subparagraph (b)(i) of "Certain Covenants--Limitation on Indebtedness"), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantees and note agreements and other instruments and agreements executed in connection therewith.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designation" has the meaning set forth under "Certain Covenants-- Designation of Unrestricted Subsidiaries."

  "Designation Amounts" has the meaning set forth under "Certain Covenants-- Designation of Unrestricted Subsidiaries."

  "Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Company organized under the laws of the United States or any political subdivision thereof or the operations of which are located substantially inside the United States.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Company not organized under the laws of the United States or any political subdivision thereof and the operations of which are located substantially outside of the United States.

  "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

  "Guarantee" means the guarantee by each Subsidiary Guarantor of the Company's Indenture Obligations pursuant to a guarantee given in accordance with the Indenture, including the Guarantees by the Subsidiary Guarantors and any Guarantee delivered pursuant to provisions of "Certain Covenants-- Limitation on Guarantees by Restricted Subsidiaries."

  "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

  "Hedging Agreement" means, with respect to any Person, all interest rate swap or similar agreements or foreign currency or commodity hedge, exchange or similar agreements of such Person.

  "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

  "Holders" mean the registered holders of the Notes.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary (or is merged into or consolidated with the Company or any Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary (or being merged into or consolidated with the Company or any Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates with the Company or any Subsidiary.

  "Indebtedness" means, with respect to any Person, without duplication: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding,
(ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all Hedging Obligations of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

  "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Subsidiary Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under the Indenture and the Notes, according to the terms thereof.

  "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

  "Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Investment Grade" means a rating of (i) BBB- or higher by S&P and Ba1 or higher by Moody's or (ii) Baa3 or higher by Moody's and BB+ or higher by S&P.

  "Issue Date" means May  , 2000.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

  "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

  "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other actual fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Other Indebtedness" has the meaning set forth under "Certain Covenants-- Limitation on Guarantees by Restricted Subsidiaries."

  "Pari Passu Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is pari passu in right of payment to the Notes or a Guarantee, as the case may be.

  "Permitted Investment" means (i) Investments in any Wholly Owned Restricted Subsidiary or any Person which, as a result of such Investment, becomes a Wholly Owned Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described under clauses (iv) and (v) of the definition of "Permitted Indebtedness"; (iii) Temporary Cash Investments; (iv) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "Certain Covenants--Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (v) guarantees of Indebtedness otherwise permitted by the Indenture; (vi) Investments in existence on the date of the Indenture; and
(vii) Investments in joint ventures in an aggregate amount not to exceed at any one time the greater of (x) $50.0 million and (y) 5.0% of Consolidated Net Tangible Assets.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

  "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred stock whether now outstanding, or issued after the date of the Issue Date, and including, without limitation, all classes and series of preferred or preference stock.

  "Productive Assets" means assets of a kind used or usable by the Company and its Restricted Subsidiaries in their respective businesses (including without limitation, contracts, leases, licenses, or other agreements of value to the Company or any of its Restricted Subsidiaries), provided, however, that productive assets to be acquired by the Company or any Restricted Subsidiary shall be, in the good faith judgment of management of the Company or such Restricted Subsidiary, assets which are reasonably related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date.

  "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event (other than as a result of a change of control provision substantially similar to that contained in "Certain Covenants--Purchase of Notes Upon a Change of Control") or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

  "Securities Act" means the Securities Act of 1933, as amended.

  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

  "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor subordinated in right of payment to the Notes, or a Guarantee, as the case may be.

  "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

  "Subsidiary Guarantor" means the Subsidiaries listed on the signature pages of the Indenture as guarantors and each other Subsidiary, formed, created or acquired after the Issue Date, required to become a Guarantor after the Issue Date, pursuant to "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries."

  "Temporary Cash Investments" means: (i) any evidence of Indebtedness of a Person, other than the Company or its Subsidiaries, maturing not more than one year after the date of acquisition, issued by the United States of America or the United Kingdom, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America or the United Kingdom, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard and Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "United Kingdom Government Obligations" means direct obligations of, and obligations guaranteed by, the United Kingdom for the payment of which the full faith and credit of the United Kingdom is pledged.

  "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and up to 5% of the issued and outstanding Capital Stock which may be owned by executive officers of such Subsidiary) is owned by the Company or another Wholly Owned Restricted Subsidiary.

                           THE SUBSIDIARY GUARANTORS

  The Subsidiary Guarantors of the Notes are the following subsidiaries of the
Company: Allberry, Inc., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Batavia Wine Cellars, Inc., Canandaigua B.V., Canandaigua Europe Limited, Canandaigua Limited, Canandaigua Wine Company, Inc., Cloud Peak Corporation, Franciscan Vineyards, Inc., M.J. Lewis Corp., Monarch Import Company, Mt. Veeder Corporation, Polyphenolics, Inc., Roberts Trading Corp. and Stevens Point Beverage Co. As of February 29, 2000, SCV-EPI Vineyards, Inc., Simi Winery, Inc. and The Viking Distillery, Inc., each of which was previously a Subsidiary Guarantor of certain of the Company's debt securities, merged into other continuing Subsidiary Guarantors.

               INFORMATION CONCERNING THE SUBSIDIARY GUARANTORS

Allberry, Inc.

1. Incorporation, Duration and Domicile

  Allberry, Inc. ("Allberry") was incorporated in California on February 16, 1994 as a business corporation. Allberry is of perpetual duration, and operates primarily under the General Corporation Law of the State of California.

  The chief executive office of Allberry is located at 1178 Galleron Road, St. Helena, California 94574.

2. Purpose

  Pursuant to Article 2 of its Articles of Incorporation, the purpose of Allberry is generally to engage in any lawful activity for which corporations may be organized under the laws of California.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 100,000 shares of voting common stock and no shares of nonvoting common stock shares of Allberry have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follow:

                                                               Number of
      Shareholder                                               Shares   Percent
      -----------                                              --------- -------
      Franciscan Vineyards, Inc. .............................   1,000     100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, Allberry is managed by a Board consisting of not less than one or more than three directors. Each director is elected annually by Allberry's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Allberry's Board of Directors are as follows:

                                                  Year/Appointed
      Name                                           Elected     Other Positions
      ----                                        -------------- ---------------
      Richard Sands..............................      1999      Vice President
      Robert Sands...............................      1999      Vice President

5. Capitalization, Financial Statements and Dividends

  The financial statements of Canandaigua Brands, Inc. (the "Parent") include the results of each of Allberry and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Allberry and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Barton Beers, Ltd.

1. Incorporation, Duration and Domicile

  Barton Beers, Ltd. ("Barton Beers") was incorporated in Maryland on September 15, 1975 as a business corporation. Barton Beers is of perpetual duration, and operates primarily under the General Corporation Law of the State of Maryland.

  The chief executive office of Barton Beers is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Third of its Articles of Incorporation, the purpose of Barton Beers is specifically to engage in activities consisting of and relating to the manufacturing, production, purchase and sale of beverages of all kinds and generally to engage in any other lawful activity for which corporations may be organized under the laws of Maryland.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 1,500 shares of voting common stock and 1,500 shares of nonvoting common stock shares of Barton Beers have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                            Number of
      Shareholder                                             shares     Percent
      -----------                                         -------------- -------
      Barton Incorporated ............................... 1,000 (voting)   100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, Barton Beers is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Barton Beers' sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Barton Beers' Board of Directors are as follows:

                             Appointed/Year
      Name                      Elected     Other Positions
      ----                   -------------- ---------------
      Richard Sands.........      1998      CEO
      Alexander L. Berk.....      1990      Executive Vice President
      William F. Hackett....      1995      President
      Troy J. Christensen...      2000      Senior Vice President and Treasurer
      Elizabeth Kutyla......      2000      Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Barton Beers and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Barton Beers and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."
Barton Brands of California, Inc.

1. Incorporation, Duration and Domicile

  Barton Brands of California, Inc. ("Barton Brands of California") was incorporated in Connecticut on September 3, 1981 as a business corporation. Barton Brands of California is of perpetual duration, and operates primarily under the Stock Corporation Act of the State of Connecticut.

  The chief executive office of Barton Brands of California is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Second of its Certificate of Incorporation, the purpose of Barton Brands of California is specifically to engage in any other lawful activity for which corporations may be formed under the laws of Connecticut Stock Corporation Act.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 200 common shares of Barton Brands of California capital stock have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                               Number of
      Shareholder                                               shares   Percent
      -----------                                              --------- -------
      Barton Incorporated ....................................    200     100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Barton Brands of California is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Barton Brands of California's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Barton Brands of California's Board of Directors are as follows:

                             Year/Appointed
      Name                      Elected     Other Positions
      ----                   -------------- ---------------
      Alexander L. Berk.....      1990      President
      Edward L. Golden......      1991      Vice President
      Troy J. Christensen...      2000      Senior Vice President and Treasurer
      Elizabeth Kutyla......      2000      Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Barton Brands of California and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Barton Brands of California and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Barton Brands of Georgia, Inc.

1. Incorporation, Duration and Domicile

  Barton Brands of Georgia, Inc. ("Barton Georgia") was incorporated in Georgia on February 19, 1975 as a business corporation. Barton Georgia is of perpetual duration, and operates primarily under the Business Corporation law of the State of Georgia.

  The chief executive office of Barton Georgia is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Three of its Articles of Incorporation, the corporation is organized as a corporation for profit for any lawful purpose not specifically prohibited to corporations under the applicable laws of the State of Georgia, including but not limited to the manufacture and sale of distilled spirits, and shall be authorized in connection therewith to carry on any lawful business.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 20,000 common shares of Barton Georgia capital stock have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                               Number of
      Shareholder                                               Shares   Percent
      -----------                                              --------- -------
      Barton Incorporated ....................................    200     100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Barton Georgia is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Barton Georgia's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Barton Georgia's Board of Directors are as follows:

                                     Year
      Name                     Appointed/Elected           Other Positions
      ----                     ----------------- -----------------------------------
      Alexander L. Berk.......       1990        President
      Edward L. Golden........       1991        Vice President
      Troy J. Christensen.....       2000        Senior Vice President and Treasurer
      Elizabeth Kutyla........       2000        Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Barton Georgia and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Barton Georgia and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Barton Brands, Ltd.

1. Incorporation, Duration and Domicile

  Barton Brands, Ltd. ("Barton Brands") was incorporated in Delaware on June 18, 1982 as a business corporation. Barton Brands is of perpetual duration, and operates primarily under the General Corporation Law of the State of Delaware.

  The chief executive office of Barton Brands is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Third of its Certificate of Incorporation, the purpose of Barton Brands is to engage in any lawful activity for which corporations may be organized under the laws of Delaware.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 2,500 shares of Voting Common Stock, 2,500 Shares of Nonvoting Common Stock and 10,000 Shares of Preferred Stock of Barton Brands have been authorized. All shares of outstanding capital stock have been validly issued and fully paid and are currently held as follows:

                                                           Number
      Shareholder                                         of Shares      Percent
      -----------                                    ------------------- -------
      Barton Incorporated........................... 250 (voting common)  100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Barton Brands is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Barton Brands' sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Barton Brands' Board of Directors are as follows:

                                     Year
      Name                     Appointed/Elected           Other Positions
      ----                     ----------------- -----------------------------------
      Alexander L. Berk.......       1990        Executive Vice President
      Edward L. Golden........       1992        President
      Troy J. Christensen.....       2000        Senior Vice President and Treasurer
      Elizabeth Kutyla........       2000        Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Barton Brands and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Barton Brands and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Barton Canada, Ltd.

1. Incorporation, Duration and Domicile

  Barton Canada, Ltd. ("Barton Canada") was incorporated in Illinois on March 12, 1999 as a business corporation. Barton Canada is of perpetual duration, and operates primarily under the Business Corporation Act of the State of Illinois.

  The chief executive office of Barton Canada is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article 3 of its Articles of Incorporation, the purpose of Barton Canada is generally to engage in any or all lawful activity for which corporations may be formed under the laws of the State of Illinois.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 1,000 common shares of Barton Canada capital stock have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Barton Brands, Ltd. ....................................   1,000    100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, Barton Canada is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Barton Canada's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

The members of Barton Canada's Board of Directors are as follows:

                                     Year
      Name                     Appointed/Elected           Other Positions
      ----                     ----------------- -----------------------------------
      Alexander L. Berk.......       1999        President
      Edward L. Golden........       1999        Vice President
      Troy J. Christensen.....       2000        Senior Vice President and Treasurer
      Elizabeth Kutyla........       2000        Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Barton Canada and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Barton Canada and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Barton Distillers Import Corp.

1. Incorporation, Duration and Domicile

  Barton Distillers Import Corp. ("Barton Distillers") was incorporated in New York on September 19, 1950 as a business corporation. Barton Distillers is of perpetual duration, and operates primarily under the Business Corporation Law of the State of New York.

  The chief executive office of Barton Distillers is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Second of its Certificate of Incorporation, the purpose of Barton Distillers is specifically to engage in activities consisting of and relating to the manufacturing, production, purchase and sale of beverages of all kinds and generally to engage in any other lawful activity for which corporations may be organized under the laws of New York.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 500 common shares of Barton Distillers capital stock have been authorized. All shares of outstanding capital stock have been validly issued and fully paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Barton Incorporated. ...................................    50      100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Barton Distillers is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Barton Distiller's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Barton Distillers' Board of Directors are as follows:

                                     Year
      Name                     Appointed/Elected           Other Positions
      ----                     -----------------           ---------------
      Alexander L. Berk.......       1990        President
      Edward L. Golden........       1998        None
      Troy J. Christensen.....       2000        Senior Vice President and Treasurer
      Elizabeth Kutyla........       2000        Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Barton Distillers and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Barton Distillers and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Barton Financial Corporation

1. Incorporation, Duration and Domicile

  Barton Financial Corporation ("Barton Financial") was incorporated in Delaware on September 13, 1988 as a business corporation. Barton Financial is of perpetual duration, and operates primarily under the General Corporation law of the State of Delaware.

  The chief executive office of Barton Financial is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Third of its Certificate of Incorporation, the purpose of Barton Financial is to engage in the maintenance and management of intangible investments and to engage in any other lawful activity for which corporations may be organized under the laws of Delaware.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 3,000 shares of common stock of Barton Financial have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Barton Incorporated. ...................................   1,000    100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Barton Financial is managed by a Board consisting of not less than two nor more than ten directors. Each director is elected annually by Barton Financial's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Barton Financial's Board of Directors are as follows:

                                             Year
      Name                             Appointed/Elected Other Positions
      ----                             ----------------- ---------------
      Charles T. Schlau...............       1997        Treasurer
      Charles B. Campbell, Jr.........       1997        Vice President
      Troy J. Christensen.............       2000        President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Barton Financial and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Barton Financial and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Barton Incorporated

1. Incorporation, Duration and Domicile

  Barton Incorporated ("Barton Incorporated") was incorporated in Delaware on January 13, 1987 as a business corporation. Barton Incorporated is of perpetual duration, and operates primarily under the General Corporation Law of the State of Delaware.

  The chief executive office of Barton Incorporated is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Third of its Certificate of Incorporation, the purpose of Barton Incorporated is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 30,000 shares of Barton Incorporated capital stock (10,000 class A, 10,000 class B and 10,000 preferred) have been authorized. All shares of outstanding capital stock have been validly issued and fully paid and are currently held as follows:

      Shareholder                                   Number of Shares     Percent
      -----------                                 ---------------------  -------
      Canandaigua Brands, Inc.................... 7,750.765335 (class A)  100%
      Canandaigua Brands, Inc.................... 7,745.075439 (class B)  100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Barton Incorporated is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Barton Incorporated's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Barton Incorporated's Board of Directors are as follows:

                                     Year
      Name                     Appointed/Elected Other Positions
      ----                     ----------------- ---------------
      Alexander L. Berk.......       1990        President and CEO
      Edward L. Golden........       1989        Vice President
      William F. Hackett......       1995        None
      Richard Sands...........       1996        Vice President
      Robert Sands............       1996        Vice President
      Troy J. Christensen.....       2000        Senior Vice President and Treasurer
      Elizabeth Kutyla........       2000        Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Barton Incorporated and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Barton Incorporated and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Batavia Wine Cellars, Inc.

1. Incorporation, Duration and Domicile

  Batavia Wine Cellars, Inc. ("Batavia") was incorporated in New York on March 20, 1984 as a business corporation. Batavia is of perpetual duration, and operates primarily under the Business Corporation Law of the State of New York.

  The chief executive office of Batavia is located at 398 School Street, Batavia, New York 14020.

2. Purpose

  Pursuant to Article Second of its Certificate of Incorporation, the purpose of Batavia is to engage in any lawful activity for which corporations may be organized under the laws of New York.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 200 common shares of Batavia capital stock have been authorized. All shares of capital stock have been validly issued and full paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Canandaigua Brands, Inc.................................    100     100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Batavia is managed by a Board consisting of two directors. Each director is elected annually by Batavia shareholders and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Batavia's Board of Directors are as follows:

                                                      Year
                                                Appointed/Elected
      Name                                            Other       Positions
      ----                                      ----------------- ---------
      Richard Sands............................       1984        Vice President
      Robert Sands.............................       1995        Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Batavia and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Batavia and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Canandaigua B.V.

1. Incorporation, Duration and Domicile

  Canandaigua B.V. ("Canandaigua B.V.") was incorporated in the Netherlands on December 4, 1998 as a business corporation. Canandaigua B.V. is of perpetual duration, and operates primarily under the laws of the Kingdom of the Netherlands.

  The chief executive office of Canandaigua B.V. is located at Drentestraat 24, 1083-HK Amsterdam, The Netherlands.

2. Purpose

  Pursuant to its Articles of Incorporation, the purpose of Canandaigua B.V. is specifically to engage in activities consisting of and relating to the manufacturing, production, purchase and sale of beverages of all kinds and generally to engage in any other lawful activity for which corporations may be organized under the laws of the Netherlands.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 200,000 shares of voting common stock and no shares of nonvoting common stock shares of Canandaigua B.V. have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Canandaigua Brands, Inc. ...............................  40,000    100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, Canandaigua B.V. is managed by a Board consisting of directors. Each director is elected annually by Canandaigua B.V.'s sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

The members of Canandaigua B.V.'s Board of Directors are as follows:

                                                           Year          Other
      Name                                           Appointed/Elected Positions
      ----                                           ----------------- ---------
      G.A.L.R. Diepenhorst..........................       1998          none
      E.F. Switters.................................       1999          none
      ING Trust B.V. ...............................       1999          none

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Canandaigua B.V. and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Canandaigua B.V. and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Canandaigua Europe Limited

1. Incorporation, Duration and Domicile

  Canandaigua Europe Limited ("Canandaigua Europe") was incorporated in New York on March 7, 1983 as a business corporation. Canandaigua Europe is of perpetual duration, and operates primarily under the Business Corporation Law of the State of New York.

  The chief executive office of Canandaigua Europe is located at 235 North Bloomfield Road, Canandaigua, New York 14424.

2. Purpose

  Pursuant to Article Second of its Certificate of Incorporation, the purpose of Canandaigua Europe is to engage in any lawful activity for which corporations may be organized under the laws of New York.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 200 ordinary shares of capital stock of Canandaigua Europe have been authorized. All shares of capital stock have been validly issued and full paid and are currently held as follows as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Canandaigua Brands, Inc.................................     10     100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Canandaigua Europe is managed by a Board consisting of one director. This director is elected annually by Canandaigua Europe's shareholders and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The sole member of Canandaigua Europe's Board of Directors is as follows:

                                                      Year        Other
                        Name                    Appointed/Elected Positions
                        ----                    ----------------- ---------
      Richard Sands............................       1983        Vice President

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Canandaigua Europe and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Canandaigua Europe and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Canandaigua Limited

1. Incorporation, Duration and Domicile

  Canandaigua Limited was incorporated in England and Wales on October 14, 1998 as a limited company. Canandaigua Limited is of perpetual duration, and operates primarily under the Companies Act 1985 of England and Wales.

  The chief executive office of Canandaigua Limited is located at Whitchurch Lane, Bristol, England BS14 0JZ, United Kingdom.

2. Purpose

  Pursuant to Article Third of its Memorandum of Association, the purposes of Canandaigua Limited is to act as a holding company and carry on any business permitted to limited companies under the Companies Act 1985 of England and Wales.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 200,000,000 ordinary shares of capital stock of Canandaigua Limited have been authorized. All ordinary shares of capital stock have been validly issued and full paid and are currently held as follows as follows:

                                                              Number of
      Shareholder                                               Shares   Percent
      -----------                                             ---------- -------
      Canandaigua Brands, Inc................................ 92,954,506   100%

4. Management

  Pursuant to its Memorandum and Articles of Association, Canandaigua Limited is managed by a Board consisting of three directors. Each director is elected annually by Canandaigua Limited's shareholders and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Canandaigua Limited's Board of Directors are as follows:

                                             Year
      Name                             Appointed/Elected     Other Positions
      ----                             ----------------- -----------------------
      Robert Sands....................       1998        Chief Executive Officer
      Thomas S. Summer................       1998        Finance Director
      Peter Aikens....................       2000        Chief Operating Officer
      Anne Colquhoun..................       2000        Company Secretary
      Hugh Etheridge..................       2000        Treasurer

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Canandaigua Limited and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Canandaigua Limited and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Canandaigua Wine Company, Inc.

1. Incorporation, Duration and Domicile

  Canandaigua Wine Company, Inc. ("Canandaigua Wine") was incorporated in New York on July 8, 1994 as a business corporation. Canandaigua Wine is of perpetual duration, and operates primarily under the Business Corporation Law of the State of New York.

  The chief executive office of Canandaigua Wine is located at 235 North Bloomfield Road, Canandaigua, New York 14424.

2. Purpose

  Pursuant to Article Second of its Certificate of Incorporation, the purpose of Canandaigua Wine is to engage in any lawful activity for which corporations may be organized under the laws of New York.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 200 common shares of capital stock of Canandaigua Wine have been authorized. All shares of capital stock have been validly issued and full paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Canandaigua Brands, Inc. ...............................    100      100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Canandaigua Wine is managed by a Board consisting of two directors. Each director is elected annually by Canandaigua Wine's shareholders and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Canandaigua Wine's Board of Directors are as follows:

                                                      Year            Other
      Name                                      Appointed/Elected   Positions
      ----                                      ----------------- --------------
      Robert Sands.............................       1995        Vice President
      Richard Sands............................       1994        Vice President

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Canandaigua Wine and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Canandaigua Wine and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Cloud Peak Corporation

1. Incorporation, Duration and Domicile

  Cloud Peak Corporation ("Cloud Peak") was incorporated in California on February 16, 1994 as a business corporation. Cloud Peak is of perpetual duration, and operates primarily under the General Corporation Law of the State of California.

  The chief executive office of Cloud Peak is located a 1178 Galleron Road, St. Helena, California 94574.

2. Purpose

  Pursuant to Article 2 of its Articles of Incorporation, the purpose of Cloud Peak is generally to engage in any other lawful activity for which corporations may be organized under the laws of California.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 100,000 shares of voting common stock and no shares of nonvoting common stock shares of Cloud Peak have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Franciscan Vineyards, Inc...............................   1,000     100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, Cloud Peak is managed by a Board consisting of not less than one or more than three directors. Each director is elected annually by Cloud Peak's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Cloud Peak's Board of Directors are as follows:

                                                      Year            Other
      Name                                      Appointed/Elected   Positions
      ----                                      ----------------- --------------
      Richard Sands............................       1999        Vice President
      Robert Sands.............................       1999        Vice President

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Cloud Peak and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Cloud Peak and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Franciscan Vineyards, Inc.

1. Incorporation, Duration and Domicile

  Franciscan Vineyards, Inc. ("Franciscan") was incorporated in Delaware on July 23, 1979 as a business corporation. Franciscan is of perpetual duration, and operates primarily under the General Corporation Law of the State of Delaware.

  The chief executive office of Franciscan is located at 1178 Galleron Road, St. Helena, California 94574.

2. Purpose

  Pursuant to Article 2 of its Certificate of Incorporation, the purpose of Franciscan is generally to engage in any lawful activity for which corporations may be organized under the laws of Delaware.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 1,010,000 shares of voting common stock and 1,000,000 shares of nonvoting common stock shares of Franciscan have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Canandaigua Brands, Inc.
        Class A...............................................    5,099    100%
        Class B...............................................    5,099    100%
        Class C...............................................  628,500    100%
        Preferred.............................................  901,087    100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Franciscan is managed by a Board consisting of 2 directors. Each director is elected annually by Franciscan's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Franciscan's Board of Directors are as follows:

                                                      Year            Other
      Name                                      Appointed/Elected   Positions
      ----                                      ----------------- --------------
      Richard Sands............................       1999        Vice President
      Robert Sands.............................       1999        Vice President

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Franciscan and the Parent's other subsidiaries on the consolidated basis. Financial statements for each of Franciscan and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

M.J. Lewis Corp.

1. Incorporation, Duration and Domicile

  M.J. Lewis Corp. ("M.J. Lewis") was incorporated in California on November 23, 1987 as a business corporation. M.J. Lewis is of perpetual duration, and operates primarily under the General Corporation Law of the State of California.

  The chief executive office of M.J. Lewis is located at 1178 Galleron Road, St. Helena, California 94574.

2. Purpose

  Pursuant to Article 2 of its Articles of Incorporation, the purpose of M.J. Lewis is generally to engage in any other lawful activity for which corporations may be organized under the laws of California.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 10,000 shares of voting common stock and no shares of nonvoting common stock shares of M.J. Lewis have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                               Number of
      Shareholder                                               Shares   Percent
      -----------                                              --------- -------
      Franciscan Vineyards, Inc. .............................   1,000    100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, M.J. Lewis is managed by a Board consisting of at least one director. Each director is elected annually by M.J. Lewis's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of M.J. Lewis's Board of Directors are as follows:

                                                      Year            Other
      Name                                      Appointed/Elected   Positions
      ----                                      -----------------   ---------
      Richard Sands............................       1999        Vice President
      Robert Sands.............................       1999        Vice President

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of M.J. Lewis and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of M.J. Lewis and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Monarch Import Company

1. Incorporation, Duration and Domicile

  Monarch Import Company ("Monarch") was incorporated in Illinois on July 24, 1987 as a business corporation. Monarch is of perpetual duration, and operates primarily under the Business Corporation Act of the State of Illinois.

  The chief executive office of Monarch is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Three of its Articles of Incorporation, the purpose of Monarch is the transaction of any or all lawful purposes for which corporations may be incorporated under the Illinois Business Corporation Act of 1983.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 1,000 shares of Monarch common stock have been authorized. All outstanding shares of common stock have been validly issued and fully paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Barton Beers, Ltd. .....................................   1,000    100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, Monarch is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Monarch's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Monarch's Board of Directors are as follows:

                                     Year
      Name                     Appointed/Elected           Other Positions
      ----                     -----------------           ---------------
      Alexander L. Berk.......       1990        President
      William F. Hackett......       1998        Vice President
      Troy J. Christensen.....       2000        Senior Vice President and Treasurer
      Elizabeth Kutyla........       2000        Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Monarch and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Monarch and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Mt. Veeder Corporation

1. Incorporation, Duration and Domicile

  Mt. Veeder Corporation ("Mt. Veeder") was incorporated in California on November 26, 1982 as a business corporation. Mt. Veeder is of perpetual duration, and operates primarily under the General Corporation Law of the State of California.

  The chief executive office of Mt. Veeder is located at 1178 Galleron Road, St. Helena, California 94574.

2. Purpose

  Pursuant to Article 2 of its Articles of Incorporation, the purpose of Mt. Veeder is generally to engage in any lawful activity for which corporations may be organized under the laws of California.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 500,000 shares of voting common stock and no shares of nonvoting common stock shares of Mt. Veeder have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Franciscan Vineyards, Inc. .............................   1,000    100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, Mt. Veeder is managed by a Board consisting of at least one director. Each director is elected annually by Mt. Veeder's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

                                                      Year            Other
      Name                                      Appointed/Elected   Positions
      ----                                      -----------------   ---------
      Richard Sands............................       1999        Vice President
      Robert Sands.............................       1999        Vice President

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Mt. Veeder and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Mt. Veeder and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Polyphenolics, Inc.

1. Incorporation, Duration and Domicile

  Polyphenolics, Inc. ("Polyphenolics") was incorporated in New York on March 13, 1998 as a business corporation. Polyphenolics is of perpetual duration, and operates primarily under the Business Corporation Law of the State of New York.

  The chief executive office of Polyphenolics is located at 300 WillowBrook Office Park, Fairport, New York 14450.

2. Purpose

  Pursuant to Article Second of its Certificate of Incorporation, the purpose of Polyphenolics is to engage in any lawful activity for which corporations may be organized under the laws of New York.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 200 shares of common stock of Polyphenolics have been authorized. All shares of capital stock have been validly issued and full paid and are currently held as follows as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Canandaigua Brands, Inc. ...............................  100       100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Polyphenolics is managed by a Board consisting of one director. This director is elected annually by Polyphenolics' shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Polyphenolics' Board of Directors are as follows:

                                   Year
      Name                   Appointed/Elected       Other Positions
      ----                   -----------------       ---------------        ---
      Howard Jacobson.......       2000        President
      Thomas S. Summer......       2000        Vice President and Treasurer

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Polyphenolics and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Polyphenolics and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Roberts Trading Corp.

1. Incorporation, Duration and Domicile

  Roberts Trading Corp. ("Roberts Trading") was incorporated in New York on June 23, 1959 as a business corporation. Roberts Trading is of perpetual duration, and operates primarily under the Business Corporation Law of the State of New York.

  The chief executive office of Roberts Trading is located at 235 North Bloomfield Road, Canandaigua, New York 14424.

2. Purpose

  Pursuant to Article Second of its Certificate of Incorporation, the purpose of Roberts Trading is to engage in any lawful activity for which corporations may be organized under the laws of New York.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 200 shares of common capital stock of Roberts Trading have been authorized. All shares of capital stock have been validly issued and full paid and are currently held as follows:

                                                                Number
      Shareholder                                              of Shares Percent
      -----------                                              --------- -------
      Canandaigua Brands, Inc. ...............................    100     100%

4. Management

  Pursuant to its Certificate of Incorporation and its Bylaws, Roberts Trading is managed by a Board consisting of two directors. Each director is elected annually by Roberts Trading's shareholders and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Roberts Trading's Board of Directors are as follows:

                                        Year
      Name                        Appointed/Elected       Other Positions
      ----                        -----------------       ---------------
      Richard Sands..............       1997        Vice President
      Robert Sands...............       1997        Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Roberts Trading and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Roberts Trading and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

Stevens Point Beverage Co.

1. Incorporation, Duration and Domicile

  Stevens Point Beverage Co. ("Point") was incorporated in Wisconsin on February 20, 1924 as a business corporation. Point is of perpetual duration, and operates primarily under Chapter 180 of the Wisconsin Statutes.

  The chief executive office of Point is located at 55 East Monroe Street, Chicago, Illinois 60603.

2. Purpose

  Pursuant to Article Three of its Restated Articles of Incorporation, the purpose of Point is specifically to engage in any lawful activities authorized by Chapter 180 of the Wisconsin Statutes.

3. Shares and Shareholders

  As of the date of this Prospectus Supplement, 2,300 common shares of Point capital stock have been authorized. All outstanding shares of capital stock have been validly issued and fully paid and are currently held as follows:

                                                                  Number
                                                                    of
      Shareholder                                                 Shares Percent
      -----------                                                 ------ -------
      Barton Incorporated........................................ 254.7   100%

4. Management

  Pursuant to its Articles of Incorporation and its Bylaws, Point is managed by a Board consisting of not less than three nor more than ten directors. Each director is elected annually by Point's sole shareholder and holds office until a successor is elected and qualified or until the earlier resignation or removal of such director.

  The members of Point's Board of Directors are as follows:

                                     Year
      Name                     Appointed/Elected           Other Positions
      ----                     -----------------           ---------------
      Alexander L. Berk.......       1994        Executive Vice President
      James P. Ryan...........       1992        President, CEO
      William F. Hackett......       1998        None
      Troy J. Christensen.....       2000        Senior Vice President and Treasurer
      Elizabeth Kutyla........       2000        Senior Vice President and Secretary

5. Capitalization, Financial Statements and Dividends

  The financial statements of the Parent include the results of each of Point and the Parent's other subsidiaries on a consolidated basis. Financial statements for each of Point and the other subsidiaries are not prepared and will not be available, but summarized financial information concerning the guarantor subsidiaries as a group and the non-guarantor subsidiaries as a group is provided in a note to the Parent's financial statements in annual and quarterly reports filed with the SEC and such information as of and for the nine months and year ended November 30, 1999 and February 28, 1999, respectively, is included in this Prospectus Supplement under the caption "Summary Historical Financial Information of the Subsidiary Guarantors."

     SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE SUBSIDIARY GUARANTORS

  The following table presents summarized financial information as of and for the nine months and year ended November 30, 1999, and February 28, 1999, respectively, for Canandaigua Brands, Inc. (the "Parent Company"), the combined subsidiaries of the Company that will guarantee the notes ("Subsidiary Guarantors") and the combined subsidiaries of the Company which are not Subsidiary Guarantors, primarily Matthew Clark ("Subsidiary Nonguarantors"). The Subsidiary Guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the Subsidiary Guarantors. Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company, other than Matthew Clark, the Company's Canadian subsidiary, and certain other subsidiaries that individually, and in the aggregate, are inconsequential. There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

                            Parent    Subsidiary  Subsidiary
                           Company    Guarantors Nonguarantors Eliminations  Consolidated
                          ----------  ---------- ------------- ------------  ------------
                                             (Dollars in thousands)
Balance Sheet Data:
November 30, 1999
Current assets..........  $  134,516  $  677,250      $359,476  $       --     $1,171,242
Noncurrent assets.......     925,739   1,237,679       479,165   (1,280,830)    1,361,753
Current liabilities.....     271,984     107,038       261,346          --        640,368
Noncurrent liabilities..   1,246,277      95,757        53,298          --      1,395,332
February 28, 1999
Current assets..........  $  114,243  $  532,028      $209,468  $       --     $  855,739
Noncurrent assets.......     646,133     396,125       421,867     (526,088)      938,037
Current liabilities.....     157,648     126,803       130,821          --        415,272
Noncurrent liabilities..     815,421      73,178        54,633          --        943,232
Income Statement Data:
For the nine months
 ended November 30, 1999
Net sales...............  $  476,108  $1,035,493      $574,351  $  (272,683)   $1,813,269
Gross profit............     130,394     261,156       163,387          --        554,937
(Loss) income before
 income taxes...........        (289)     66,034        37,333          --        103,078
Net (loss) income.......        (173)     39,620        22,400          --         61,847
For the year ended
 February 28, 1999
Net sales...............  $  615,270  $1,080,466      $158,761  $  (357,154)   $1,497,343
Gross profit............     168,575     237,437        42,022          --        448,034
Income before taxes and
 extraordinary item.....       4,849      96,935         2,646          --        104,430
Net income..............       2,861      45,781         1,830          --         50,472

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, based upon the Internal Revenue Code of 1986, as amended, and existing regulations, rulings and judicial decisions as of the date of this Prospectus Supplement. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below. Except as specifically set forth in this Prospectus Supplement, this summary deals only with notes held as capital assets by initial holders, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, banks, tax-exempt organizations, insurance companies, holders that are partnerships or other pass-through entities and holders whose "functional currency" is not the U.S dollar, or special rules with respect to "straddle," "conversion," "hedging" or "constructive sales" transactions. This summary is not binding on the Internal Revenue Service or the courts. No ruling has been sought or will be sought from the Internal Revenue Service with respect to the positions and issues discussed herein, and there can be no assurance that the Internal Revenue Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. Prospective investors are urged to consult their tax advisors regarding the particular tax consequences of purchasing, holding and disposing of notes that may be specific to them, including the tax consequences arising under any state, local or foreign laws.

  As used in this Prospectus Supplement, the term "U.S. Holder" means a beneficial owner of a note who or that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if both:
(A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. As used in this Prospectus Supplement, the term "Non-U.S. Holder" means a holder of a note that is not a U.S. Holder.

U.S. Holders

  Interest. Interest (including additional amounts, if any) on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

  A U.S. Holder who uses the cash method of accounting for federal income tax purposes and who receives interest on a note in pounds sterling will be required to include in income the U.S. dollar value of such pounds sterling. The U.S. dollar value will be determined using the spot rate in effect on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. No exchange gain or loss will be recognized by such holder if the pounds sterling are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of pounds sterling into U.S. dollars are described below. See "-- Exchange of Foreign Currencies."

  A U.S. Holder who uses the accrual method of accounting for federal income tax purposes, or who is otherwise required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income accrued, or otherwise required to be taken into account, with respect to a note in a taxable year. The U.S. dollar value of the accrued income will be determined by translating that income at the average rate of exchange for the relevant interest accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the portion of the accrual period within the taxable year. The average rate of exchange for an interest accrual period, or portion thereof, is the simple average of the exchange rates for each business day of the period, or another average that is reasonably derived and consistently applied.

  An accrual basis U.S. Holder may elect, however, to translate the accrued interest income using the spot rate of exchange in effect on the last day of the accrual period or, with respect to the earlier taxable year portion of an accrual period that spans two taxable years, using the spot rate of exchange in effect on the last day of the taxable year. In addition, if the last day of an accrual period is within five business days of the receipt, or payment, of the accrued interest, a U.S. Holder may elect to translate such interest using the spot rate of exchange in effect on the date of receipt or payment. The above election must be made in a statement filed with the U.S. Holder's tax return and will apply to other debt obligations held by the U.S. Holder at the beginning of the first taxable year in which the election applies or acquired thereafter and may not be changed without the consent of the Internal Revenue Service. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss with respect to accrued interest income on the date such interest income is received.

  The exchange gain or loss will be treated as ordinary income or loss. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the pounds sterling received, determined using the spot rate in effect on the date the payment is received and the U.S. dollar value of the interest income that has accrued during the interest accrual period, as determined above. No additional exchange gain or loss will be recognized by the holder if the pounds sterling are converted to U.S. dollars on the date received. The U.S. federal income tax consequences of the conversion of pounds sterling into U.S. dollars are described below. See "-- Exchange of Foreign Currencies."

  Dispositions. Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition (other than any amounts attributable to accrued but unpaid interest) and the holder's adjusted tax basis in the note. The gain or loss generally will be capital gain or loss, except with respect to gains or losses attributable to changes in currency exchange rates, as described below. To the extent that the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described above. If a U.S. Holder receives foreign currency on a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the foreign currency on the date of disposition assuming the notes are not traded on an established securities market. A U.S. Holder's adjusted tax basis in a note will equal the U.S. dollar cost of the note to the holder on the date of purchase assuming the notes are not traded on an established securities market. If a U.S. Holder purchases a note with previously owned foreign currency, the holder will recognize ordinary income or loss in an amount equal to the difference, if any, between the holder's tax basis in the foreign currency and the U.S. dollar value of the foreign currency used to purchase the note, determined on the date of purchase.

  If the notes are traded on an established securities market, there is a special rule for purchases and sales of those notes by a cash basis taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of publicly traded notes, provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service.

  Gain or loss realized by a U.S. Holder upon the sale, exchange or retirement of a note that is attributable to fluctuations in the currency exchange rates will be ordinary income or loss and generally will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the payment is received or the note is disposed of, and the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the U.S. Holder acquired the note. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the note.

  For certain non-corporate U.S. Holders, including individuals, the rate of taxation of capital gains will depend upon the holder's holding period in the note, with a preferential rate generally available for notes held for more than one year. The deductibility of capital losses is subject to limitations.

  Exchange of Foreign Currencies. A. U.S. Holder will have a tax basis in any pounds sterling received, as interest or on the sale, exchange, retirement or other disposition of a note, equal to their U.S. dollar value at the time the interest is received or at the time payment is received in consideration of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of pounds sterling, including their exchange for U.S. dollars or their use to purchase notes, will be ordinary income or loss.

Non-U.S. Holders

  The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is a Non-U.S. Holder.

  Interest. Subject to the discussion below concerning backup withholding, payments of interest on a note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner, taking into account certain attribution rules, of 10% or more of the total voting power of all voting stock of the issuer or (ii) a controlled foreign corporation related to the issuer through stock ownership, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) the issuer or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8BEN, or substitute Form W-8BEN, under penalties of perjury, which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the note is a Non-U.S. Holder or (ii) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8BEN or substitute Form W-8BEN has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8BEN or substitute Form W-8BEN, is furnished to the payor.

  A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes. To the extent a Non-U.S. Holder seeks a reduced rate of withholding under a treaty, such holder must provide the issuer or its paying agent with a properly completed Form W-8BEN.

  If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally and, with respect to corporate holders, may also be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, those payments will not be subject to U.S. withholding tax so long as the holder provides the issuer or its paying agent with a properly executed Form W-8ECI.

  Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

  Dispositions. Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

  Federal Estate Tax. Notes held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal tax provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the issuer and (ii) income on the notes was not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Information Reporting and Backup Withholding

  Payments with respect to the notes and the proceeds upon the sale or other disposition of the notes may be subject to information reporting and possibly U.S. backup withholding at a 31% rate. Backup withholding will not apply to a U.S. Holder who furnishes its correct taxpayer identification number and provides other certification. Backup withholding will not apply to payments made by the issuer in respect of the notes to a Non-U.S. Holder, if the holder certifies, under penalty of perjury, that it is not a U.S. person and provides its name and address, provided that neither the issuer nor its paying agent has actual knowledge that the holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption. Copies of information returns may be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

  Payment of proceeds from the disposition of notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S broker that is not a "U.S. related person," as defined in applicable Treasury Regulations, will not be subject to information reporting or backup withholding. In the case of the payment of proceeds from the disposition of a note to or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through a non-U.S. foreign office of a broker that is a U.S. person or a "U.S. related person," absent actual knowledge that the payee is a U.S. person.

  Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amount withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability, if any, provided that the requisite procedures are followed.

  The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify certain standards governing the information upon which a withholding agent may rely. The final regulations are generally effective for payments made after December 31, 2000 subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the final regulations.

                          GENERAL LISTING INFORMATION

  1. The principal executive offices of the Company are located at 300 WillowBrook Office Park, Fairport, New York 14450, United States of America.

  2. Application has been made to list the notes on the Luxembourg Stock Exchange. The certified Certificate of Incorporation of the Company and the Subsidiary Guarantors and the legal notice relating to the issue of the notes will be deposited prior to any listing with the Chief Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the notes are listed on the Luxembourg Stock Exchange and as long as the rules of such exchange so require an agent for making payments on, and transfers of, the notes will be maintained in Luxembourg. We have initially designated Paribas Luxembourg as our agent for such purposes. As long as the notes are listed on the Luxembourg Stock Exchange, any change in the paying and transfer agent in Luxembourg shall be notified to holders in accordance with the procedures described above in the section "Description of the Notes-Notices".

  3. The consolidated financial statements as of February 28, 1999 and 1998, and for each of the three years in the period ended February 28, 1999, of Canandaigua Brands, Inc. and subsidiaries incorporated by reference in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference herein.

  4. When and for so long as the notes are listed in the Luxembourg Stock Exchange and the rules of such exchange so require, copies of the following documents may be inspected at the specific office of the Paying and Transfer Agent in Luxembourg:

  .  Certified Certificate of Incorporation of the issuer;

  .  Certified Certificates of Incorporation of the Subsidiary Guarantors;

  .  Paying Agency Agreement;

  . the indenture relating to the notes, which include the forms of the note certificates;

  .  any agreement relating to the guarantees.

  In addition, copies of the most recent annual consolidated financial statements of the Company and its subsidiaries for the preceding financial year, and any interim unaudited consolidated quarterly financial statements published by the Company and its subsidiaries, will be available for collection at the specified office of the Paying Agent in Luxembourg when and for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require. Annual and/or interim unconsolidated financial statements are prepared by neither the Company nor the Subsidiary Guarantors. The Subsidiary Guarantors do not prepare consolidated financial statements in accordance with generally accepted accounting principles for themselves and their subsidiaries.

  5. Except as disclosed in this Prospectus Supplement, each of the Company and the Subsidiary Guarantors represents that there has been no material adverse change in its financial position since February 29, 2000.

  6. Except as disclosed in this Prospectus Supplement, neither the Company nor the Subsidiary Guarantors is involved in any litigation or arbitration proceedings related to claims or amounts which are material in the context of the issue of the notes, and (so far as the issuer or the Subsidiary Guarantors are aware) no such litigation or arbitration pending or threatened.

  7. The issuance of the notes was authorized pursuant to resolutions of the Company's board of directors passed on February 18, 1999. The giving of the guarantees was authorized on behalf of each Subsidiary Guarantor by resolutions adopted by its respective Board of Directors on September 29, 1999.

  8. The Company has initially issued the notes in the form of two unrestricted Global Notes. The Global Note issued in the name of Cede & Co.
has the CUSIP number 137219AH4 and the ISIN number       . The Global Note
issued in the name of Citivic Nominees Ltd. has the ISIN number     . No CUSIP
number has been issued for this Global Note.

  The notes have been accepted for clearance by Euroclear and Clearstream
Banking under the common code     . The Company will deposit the two Global
Notes with Citibank, N.A. on May   , 2000.

                             PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof, we have agreed to sell to Barclays Bank PLC (the underwriter), and the underwriter has agreed to purchase from us, all of the notes to be sold in the offering.

  Under the terms and conditions of the underwriting agreement, if the underwriter takes any of the notes, then the underwriter is obligated to take and pay for all of the notes.

  The underwriter initially proposes to offer part of the notes directly to the public at the offering price set forth on the cover page and part to
certain dealers at a price that represents a concession not in excess of   %
of the principal amount of the notes. The underwriter may allow, and any such
dealer may reallow, a concession not in excess of   % of the principal amount
of the notes to certain other dealers. After the initial offering of the notes, the underwriter may from time to time vary the offering price and other selling terms.

  Application has been made to list the notes on the Luxembourg Stock Exchange. Currently, there is no public market for the notes. The underwriter has advised us that it currently intends to make a market in the notes, but the underwriter is not obligated to do so and may discontinue any such market-making at any time. There can be no assurance as to the liquidity of any market that may develop for the notes, the ability of holders to sell their notes or the price at which holders would be able to sell their notes.

  We and the Subsidiary Guarantors have also agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter may be required to make in respect of any such liabilities.

  In connection with the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriter may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in any of these activities, and may end any of them at any time.

  The following table sets forth the underwriting discount for this offering:

                                                                 Per note Total
                                                                 -------- -----
      Underwriting discount.....................................     %     $

  Expenses associated with this offering, to be paid by us, are estimated to
be $   .

  The offered notes will be registered under the Securities Act of 1933. Barclays Bank PLC will sell the offered notes within the United States through its U.S. registered broker-dealer.

  The underwriter represents and agrees that:

  . It has not offered or sold, and, before the expiry of six months from the closing date, will not offer or sell, any offered notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their business, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the offered notes in, from or otherwise involving the United Kingdom; and


  . It is a person of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

  In the ordinary course of its business, the underwriter and its affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. Barclays Bank PLC is a lender under our bank credit facility.

                                LEGAL OPINIONS

  The validity of the notes offered hereby will be passed upon for the Company by McDermott, Will & Emery. Certain legal matters in connection with the offering will be passed upon for the underwriter by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

  The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The statement of assets and liabilities related to the product lines sold to Canandaigua Brands, Inc. as of April 9, 1999 and the related statement of identified income and expenses for the year ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is required to file reports and other information with the SEC pursuant to the information requirements of the Exchange Act. The Company intends to furnish the holders of the notes with annual reports containing consolidated financial statements audited by independent certified public accounts following the end of each fiscal year and with quarterly reports containing unaudited information for each of the first three quarters of each fiscal year following the end of such quarter.

  The Company's filings with the SEC may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC pursuant to the Exchange Act are incorporated herein by reference:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1999;

    (2) the Company's Quarterly Report on Form 10-Q for the quarterly periods ended May 31, 1999, August 31, 1999 and November 30, 1999; and

    (3) the Company's Current Reports on Form 8-K filed on March 3, 1999, April 13, 1999, April 15, 1999, April 23, 1999, April 26, 1999, June 9,
  1999, June 21, 1999, and June 23, 1999, August 4, 1999, September 27, 1999,
  October 13, 1999, January 4, 2000, and April 11, 2000 and amended Current Reports on Form 8-K/A filed on June 25, 1999 and November 23, 1999.

  All reports and other documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering relating to this Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, replaced, or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  The Company will provide without charge to each person to whom a copy of this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus Supplement incorporates). Requests should be directed to Canandaigua Brands, Inc., Attention: David Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 716-218-2169. In addition, any of the documents incorporated herein by reference are available free of charge at the offices of the Paying Agent in Luxembourg.

PROSPECTUS

                                 $300,000,000

                           CANANDAIGUA BRANDS, INC.

           Debt Securities, Preferred Stock and Class A Common Stock

                               ----------------

  We may sell from time to time for proceeds of up to $300,000,000:

  .  our debt securities;

  . shares of our Preferred Stock, which may be represented by depositary shares;

  .  shares of our Class A Common Stock; or

  .  any combination of the foregoing.

  The debt securities may be guaranteed by our subsidiaries identified in this prospectus.

  We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Securities may be sold for U.S. dollars, foreign currency or currency units.

  Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "CDB".

  See "Risk Factors" beginning on page 1 for a discussion of certain factors that you should consider before purchasing any securities.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

               The date of this prospectus is December 3, 1999.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
About this Prospectus......................................................   i

Where You Can Find More Information........................................  ii

Special Note Regarding Forward-Looking Statements..........................  ii

Canandaigua Brands, Inc....................................................   1

The Guarantors.............................................................   1

Risk Factors...............................................................   1

Use of Proceeds............................................................   4

Dividend Policy............................................................   4

Ratio of Earnings to Fixed Charges.........................................   5

Description of Debt Securities.............................................   5

Description of Preferred Stock.............................................  10

Description of Depositary Shares...........................................  11

Description of Class A Common Stock........................................  14

Plan of Distribution.......................................................  16

Legal Opinions.............................................................  17

Experts....................................................................  17

                               ----------------

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information", below.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, at the web site maintained by the SEC at "http://www.sec.gov", and at our own web site at "http://www.cbrands.com".

  As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's web site.

  The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities:

  .  Annual Report on Form 10-K for the fiscal year ended February 28, 1999;

  . Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 1999 and August 31, 1999; and

  . Current Reports on Form 8-K filed on March 3, 1999, April 13, 1999, April 15, 1999, April 23, 1999, April 26, 1999, June 9, 1999, June 21,
     1999, June 23, 1999, August 4, 1999, September 27, 1999 and October 13,
     1999, and on Form 8-K/A filed on June 25, 1999 and November 23, 1999.

  You may request a copy of these filings, at no cost, by writing or telephoning us at: Canandaigua Brands, Inc., Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number (716) 218-2169.

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain of the matters discussed in this prospectus or in the information incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                           CANANDAIGUA BRANDS, INC.

  We are a leading producer and marketer of branded beverage alcohol products in the United States and the United Kingdom. We market and sell over 175 national and regional branded products to more than 1,000 wholesale distributors in the United States. We also distribute our own branded products and those of other companies to more than 16,000 customers in the United Kingdom. In the United States, we are the second largest importer of beer, the second largest supplier of wine and the fourth largest supplier of distilled spirits. We are a leading British producer of cider, wine and bottled water and a leading beverage alcohol wholesaler in the United Kingdom. We operate more than 20 production facilities throughout the world and purchase products for resale from other producers.

  The Company is a Delaware corporation incorporated on December 4, 1972 as the successor to a business founded in 1945. Our executive offices are located at 300 WillowBrook Office Park, Fairport, New York 14450, and our telephone number is (716) 218-2169.

                                THE GUARANTORS

  The guarantors are our following subsidiaries: Allberry, Inc., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Batavia Wine Cellars, Inc., Canandaigua B.V., Canandaigua Europe Limited, Canandaigua Limited, Canandaigua Wine Company, Inc., Cloud Peak Corporation, Franciscan Vineyards, Inc., M.J. Lewis Corp., Monarch Import Company, Mt. Veeder Corporation, Polyphenolics, Inc., Roberts Trading Corp., SCV-EPI Vineyards, Inc., Simi Winery, Inc., Stevens Point Beverage Co., and The Viking Distillery, Inc. We directly or indirectly own all of the stock of the guarantors.

  If so provided in a prospectus supplement, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

                                 RISK FACTORS

  Before you buy any securities offered by this prospectus or a prospectus supplement, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus, any prospectus supplement and the documents that are incorporated by reference before you decide to acquire any securities.

Our Indebtedness Could Have a Material Adverse Effect on Our Financial Health

  We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. Our ability to satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

  Our current and future debt service obligations and covenants could have important consequences to you if you purchase the securities offered by this prospectus. Such obligations and covenants include the following:

  . Our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . A significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . We are subject to restrictive covenants that could limit our ability to conduct our business; and

  . We may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

  The restrictive covenants included in our bank facility and our indentures under which debt securities are issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. The bank credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charge ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the bank credit facility and our indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our Acquisition Strategy May Not Be Successful

  We have recently made a number of acquisitions and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies which we believe would provide a strategic fit with our business. Any other acquired business will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings. Any acquisitions also will be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business, the diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Our failure to adequately manage the risks associated with any acquisitions could have a material adverse effect on our financial condition or results of operations.

The Termination or Non-Renewal of Imported Beer Distribution Agreements Could Have a Material Adverse Effect on Our Business

  All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona and its other Mexican beer brands in 25 primarily Western states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of our company or our subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our Business Could Be Adversely Affected by a General Decline in the Consumption of Products We Sell

  In the United States the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past twenty years. These declines have been caused by a variety of factors including:

  . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

  . a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and sparkling water products;

  .  the increased activity of anti-alcohol consumer groups;

  .  an increase in the minimum drinking age from 18 to 21 in various states;
     and

  .  increased federal and state excise taxes.

Increase in Excise Taxes and Government Restrictions Could Have a Material Adverse Effect on Our Business

  In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The federal Bureau of Alcohol, Tobacco and Firearms and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, Matthew Clark carries on its excise trade under a Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We Rely on the Performance of Wholesale Distributors for the Success of Our Business

  In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We Generally Do Not Have Long-Term Supply Contracts and We Are Subject to Substantial Price Fluctuations for Grapes and Grape-Related Materials; We Have a Limited Group of Suppliers of Glass Bottles

  Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, and alcohol from third-party suppliers, tequila from Mexico and packaging materials. We could experience raw material supply, production or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the recent past we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. In addition, one of our largest components of cost of goods sold is that of glass bottles, which have only a small number of producers. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Competition Could Have a Material Adverse Effect on Our Business

  We are in a highly competitive industry and the dollar amount, and unit volume, of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitive products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We Are Controlled by the Sands Family

  Our outstanding capital stock consists of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share and are entitled, as a class, to elect one-fourth of the members of the Board of Directors. Holders of Class B Common Stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of August 31, 1999, the Sands family beneficially owned approximately 13% of the outstanding shares of Class A Common Stock (exclusive of shares of Class A Common Stock issuable pursuant to the conversion feature of the Class B Common Stock owned by the Sands family) and approximately 90% of the outstanding shares of Class B Common Stock. On all matters other than the election of directors, the Sands family has the ability to vote approximately 65% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

                                USE OF PROCEEDS

  Except as we may otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes. Pending such application of the proceeds, we will invest the proceeds in certificates of deposit, United States government securities or certain other interest bearing securities.

                                DIVIDEND POLICY

  Our policy is to retain all of our earnings to finance the development and expansion of our business. In addition, the indentures for our outstanding senior notes, our outstanding senior subordinated notes and our existing bank credit facility restrict the payment of dividends. Any supplemental indentures for the debt securities offered by this prospectus may also restrict or prohibit the payment of dividends.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth our historical ratio of earnings to fixed charges:

                          For the                                     For the
                            Six                                       Fiscal
                          Months                                       Years
                           Ended   For the Fiscal                      Ended
                          August    Years Ended   For the Six Month   August
                            31,     February 28,  Transition Period     31,
                         --------- -------------- Ended February 29, ---------
                         1999 1998 1999 1998 1997        1996        1995 1994
                         ---- ---- ---- ---- ---- ------------------ ---- ----
Ratio of earnings to
 fixed charges(1)(2).... 2.0x 3.8x 3.2x 3.2x 3.1x        1.7x        3.3x 1.4x

--------
(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.
(2) The ratio of earnings to combined fixed charges and preferred stock dividend requirements is the same as the ratio of earnings to fixed charges.

                        DESCRIPTION OF DEBT SECURITIES

  We may offer debt securities under this prospectus, any of which may be issued as convertible and/or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities, will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the Indenture (as defined below) are summaries only and therefore are not complete. You should read the Indenture and the prospectus supplement regarding any particular issuance of debt securities.

  The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. If so provided in a prospectus supplement, the debt securities will have the benefit of the guarantees from the guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

  Our ability to service our indebtedness, including the debt securities, is dependent primarily upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

  The debt securities will be issued under an Indenture (the "Indenture") that we have entered into with the guarantors and Harris Trust and Savings Bank, as trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 311 West Monroe

Street, 12th Floor, Chicago, Illinois 60606, or as described above under "Where You Can Find More Information." The Indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended.

  Except to the extent set forth in a prospectus supplement, the Indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

  The following summary of certain provisions of the debt securities and the Indenture is not complete. You should read carefully the provisions of particular debt securities we may issue, the Indenture and the Guarantees, if any, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act. All capitalized terms used but not defined below have the meanings set forth in the Indenture.

General

  The Indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. Our Board of Directors will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in such prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

  Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion and/or exchange at the office of the applicable Trustee. At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

  The applicable prospectus supplement will describe the following terms of any debt securities (the "Offered Debt Securities") in respect of which this prospectus is being delivered (to the extent applicable to the Offered Debt Securities):

  . the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible and/or exchangeable) and aggregate principal amount of the Offered Debt Securities;

  . the percentage of the principal amount at which such Offered Debt Securities will be issued;

  . the date or dates (and whether fixed or extendable) on which the principal of the Offered Debt Securities is payable or the method of determination thereof;

  . the rate or rates (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, the method of calculating such rates, the date or dates from which such interest will accrue or the manner of determining such dates, the interest payment dates on which such interest shall be payable and the record dates for the determination of the holders of debt securities to whom interest will be payable;

  . the place where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable;

  . any provisions relating to the issuance of the Offered Debt Securities at an original issue discount;

  . the terms and conditions upon which the Offered Debt Securities may be redeemed (including the form or method of payment if other than in cash, which may include securities of other issuers);

  . the obligation, if any, that we may have to redeem, purchase or repay the Offered Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the holder of any debt securities and the terms and conditions of such redemption, purchase or repayment (including the form or method of payment if other than in cash, which may include securities of other issuers), and any provisions for the remarketing of such debt securities;

  . if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable;

  . if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof or in bankruptcy;

  . any Events of Default in lieu of or in addition to those described in this prospectus and remedies relating to such Events of Default;

  . whether the Offered Debt Securities are convertible or exchangeable and, if so, the securities or rights into which they are convertible or exchangeable and the terms and conditions upon which such conversion or exchange will be effected;

  . any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Offered Debt Securities;

  . the currency or currencies, including composite currencies, in which the Offered Debt Securities will be denominated if other than the currency of the United States of America;

  . if other than the coin or currency in which the Offered Debt Securities are denominated, the coin or currency in which payment of the principal of, premium, if any, or interest on the Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States is to be determined for any purpose, including for determining the principal amount outstanding);

  . if the principal of, premium, if any, or interest on the Offered Debt Securities will be payable, at our election or the election of a holder thereof, in a coin or currency other than that in which the Offered Debt Securities are denominated and terms and conditions upon which, such election may be made;

  . if the amount of payments of principal of, premium, if any, and interest on the Offered Debt Securities may be determined with reference to the value, rate or price of one or more specified commodities, currencies or indices, the manner in which such amounts shall be determined;

  . whether and under what circumstances we will pay additional amounts on the Offered Debt Securities held by a person who is not a United States of America person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

  . if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the Offered Debt Securities in definitive form (whether upon original issue or upon exchange of a temporary Debt Security), the form and terms of such certificates, documents or conditions;

  . any other affirmative or negative covenants with respect to the Offered Debt Securities;

  . whether the Offered Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for Offered Debt Securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

  .  whether the debt securities are defeasible;

  . whether and the extent that the Offered Debt Securities shall be guaranteed by the guarantors and the form of any such Guarantee; and

  .  any other specific terms of the Offered Debt Securities.

  Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

  Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

  Debt securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that the debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. "Original Issue Discount Security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Global Securities

  The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

  Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the Offered Debt Securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Guarantees

  In order to enable us to obtain more favorable interest rates and terms, payment of principal of, premium, if any, and interest on the Offered Debt Securities, such Offered Debt Securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally by all of the guarantors pursuant to guarantees. Guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the debt securities into shares of our other securities. Each guarantee will be an unsecured obligation of each guarantor issuing such guarantee. The ranking of a guarantee and the terms of the subordination, if any, will be set forth in the prospectus supplement.

  The Indenture provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under such Guarantee will be reduced to the maximum amount (after giving effect to all other contingent and other liabilities of such guarantor) permissible under the applicable fraudulent conveyance or similar law.

Modification of the Indenture

  We and the Trustee may modify the Indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

  The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the Indenture discharged and under which the Indenture obligations will be deemed satisfied.

Defaults and Notice

  The debt securities will contain Events of Default to be specified in the applicable prospectus supplement, including, without limitation:

  . failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

  . failure to make a payment of any interest on any debt security of such series when due;

  . our, or any guarantor's, failure to perform or observe any other covenants or agreements in the Indenture or in the debt securities of such series;

  . certain events of bankruptcy, insolvency or reorganization of us or any guarantor;

  . any guarantee in respect of such series of debt securities shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms; and

  .  certain cross defaults.

  If an Event of Default with respect to debt securities of any series shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series and/or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

  The Indenture contains a provision entitling the Trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the debt securities of such series. However, the Trustee may decline to follow any such direction if, among other reasons, the Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

  The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the Trustee to exercise its power under the Indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the Indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Concerning the Trustees

  The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the Trustee for such debt securities.

Reports to Holders of Debt Securities

  We intend to furnish to holders of debt securities all quarterly and annual reports which we furnish to holders of our Common Stock.

                        DESCRIPTION OF PREFERRED STOCK

  Our Board of Directors is authorized to issue in one or more series, without stockholder approval, up to a maximum of 1,000,000 shares of Preferred Stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, voting powers (full or limited), conversion or exchange rights and other special or relative rights as the Board of Directors shall from time to time fix by resolution. Thus, without stockholder approval, our Board of Directors could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. The prospectus supplement relating to a series of Preferred Stock will set forth the dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of such series of the Preferred Stock. We currently have no shares of Preferred Stock outstanding. Prior to the issuance of any series of Preferred Stock, we must obtain consent of the administrative agent of our bank credit facility.

  The applicable prospectus supplement will describe the following terms of any Preferred Stock in respect of which this prospectus is being delivered (to the extent applicable to such Preferred Stock):

  . the specific designation, number of shares, seniority and purchase price;

  .  any liquidation preference per share;

  .  any date of maturity;

  .  any redemption, repayment or sinking fund provisions;

  . any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

  .  any voting rights;

  . if other than the currency of the United States of America, the currency or currencies (including composite currencies) in which such Preferred Stock is denominated and/or in which payments will or may be payable;

  . the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

  . whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which it is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

  . the place or places where dividends and other payments on the Preferred Stock will be payable; and

  . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

  As described under "Description of Depositary Shares" below we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a depositary.

  All shares of Preferred Stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement and the form of deposit agreement and form of depositary receipts relating to each series of the Preferred Stock.

General

  We may, at our option, elect to have shares of Preferred Stock be represented by depositary shares. The shares of any series of the Preferred Stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. Such bank will be considered the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of Preferred Stock underlying such depositary share, to all the rights and preferences of the Preferred Stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

  The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable prospectus supplement.

  Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of Preferred Stock underlying the depositary shares.

  If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending their preparation, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

  The depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary shares representing such Preferred Stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

  In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by such holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

  The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of Preferred Stock shall be made available to holders of depositary shares.

Conversion and Exchange

  If any Preferred Stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

  If a series of Preferred Stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of Preferred Stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the depositary shares. Whenever we redeem Preferred Stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of Preferred Stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

  After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

Voting

  Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of Preferred Stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such Preferred Stock. Each record holder of such depositary shares on the record date (which will be the same date for the Preferred Stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's depositary shares. The depositary will endeavor, as practicable, to vote the number of shares of Preferred Stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

  The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

  We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the Preferred Stock and any exchange or redemption of the Preferred Stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

  We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of Preferred Stock.

  Neither we nor the depositary will be liable if we or it is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or Preferred Stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

  The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver Preferred Stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing Preferred Stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

                      DESCRIPTION OF CLASS A COMMON STOCK

  If we offer shares of Class A Common Stock, the prospectus supplement will set forth the number of shares offered, the public offering price, information regarding our dividend history and Class A Common Stock prices as reflected on the New York Stock Exchange, including a recent reported last sale price of the Class A Common Stock.

  Our authorized common stock consists of 140,000,000 shares, of which 120,000,000 shares are Class A Common Stock, par value $.01 per share, and 20,000,000 shares are Class B Common Stock, par value $.01 per share. At August 31, 1999, we had 14,879,274 shares of Class A Common Stock outstanding and held of record by 972 stockholders, and 3,170,799 shares of Class B Common Stock outstanding and held of record by 285 stockholders. In addition, at August 31, 1999, options to purchase an aggregate of 2,825,370 shares of Class A Common Stock were outstanding.

  All shares of Class A Common Stock and Class B Common Stock currently outstanding are, and the shares of Class A Common Stock offered hereby will be, validly issued and fully paid and non-assessable, not subject to redemption (except as described below) and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

  The following descriptions of our Class A Common Stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated By-Laws are summaries and are not complete. You should carefully review the provisions of our Certificate of Incorporation and By-Laws and appropriate provisions of the Delaware General Corporation Law.

General

  The rights of holders of Class A Common Stock and Class B Common Stock are identical except for voting, dividends and conversion rights.

Voting

  Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock, voting as a class, are entitled to elect at least one-fourth of the members of our Board of Directors to be elected at a meeting of stockholders, and holders of Class B Common Stock, voting as a class, are entitled to elect the remaining directors. If the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock will become entitled to elect at least one-fourth of the directors voting as a class and to elect the remaining directors voting together as a single class with holders of Class B Common Stock, provided that the holders of Class A Common Stock shall have one vote per share and the holders of Class B Common Stock shall have 10 votes per share.

  On all other matters submitted to a vote of the stockholders, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

  If we pay a cash dividend on Class B Common Stock, each share of Class A Common Stock will receive an amount at least 10% greater than the amount of the cash dividend per share paid on Class B Common Stock. In addition, our Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Common Stock. The indentures for our outstanding senior subordinated notes and our existing bank credit facility restrict the payment of dividends. In addition, any supplemental indentures for the debt securities may restrict or prohibit the payment of dividends.

Conversion

  Each share of Class B Common Stock is convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder at any time. The shares of Class A Common Stock are not convertible into or exchangeable for shares of Class B Common Stock or any of our other securities.

Other Provisions

  Holders of Class A Common Stock and Class B Common Stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of Preferred Stock, if any. Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions applicable to any such classes, nor is the Class A Common Stock and Class B Common Stock subject to calls or assessments.

Certain Statutory Provisions

  We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such person became an interested stockholder, unless

  . prior to the time of the business combination, the transaction is approved by the board of directors of the corporation;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

  . at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                             PLAN OF DISTRIBUTION

  We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

  We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

  We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

  Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

  The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the Class A Common Stock, which is listed on the New York Stock Exchange). No assurance can be given as to the liquidity of the trading market for any such securities.

  If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                LEGAL OPINIONS

  McDermott, Will & Emery, Chicago, Illinois, will pass upon the legality of the securities offered by this prospectus.

                                    EXPERTS

  The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The statement of assets and liabilities related to the product lines sold to Canandaigua Brands, Inc. as of April 9, 1999 and the related statement of identified income and expenses for the year ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                            Canandaigua Brands, Inc.
                          300 WillowBrook Office Park
                            Fairport, New York 14450

                              INDEPENDENT AUDITORS

                              Arthur Andersen LLP
                                   Suite 1500
                              100 Chestnut Street
                         Rochester, New York 14604-2494

                                 LEGAL ADVISORS

           To the Issuer                        To the Underwriter


      McDermott, Will & Emery                 Cahill Gordon & Reindel
       227 West Monroe Street                     80 Pine Street
    Chicago, Illinois 60606-5096             New York, New York 10005

                                    TRUSTEE

                         Harris Trust and Savings Bank
                             311 West Monroe Street
                                   12th Floor
                            Chicago, Illinois 60606

              REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT

                             Citibank N.A., London
                                 P.O. Box 18055
                               5 Connelite Street
                                London EC4Y 0PA

           LISTING AGENT, LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

                               Paribas Luxembourg
                              10A Boulevard Royal
                               L-2093 Luxembourg

--------------------------------------------------------------------------------


No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or the solicitation of any offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.


                               Table of Contents
                             Prospectus Supplement


Currencies .........................................................           i
Forward-Looking Statements .........................................           i
Industry Data ......................................................           i
Summary ............................................................         S-1
Risk Factors .......................................................        S-13
Use of Proceeds ....................................................        S-15
Capitalization .....................................................        S-15
Business ...........................................................        S-16
Management .........................................................        S-26
Description of the Senior Credit Facilities ........................        S-29
Description of the Notes ...........................................        S-31
The Subsidiary Guarantors ..........................................        S-70
Information Concerning the  Subsidiary Guarantors ..................        S-70
Summary Historical Financial
  Information of the Subsidiary Guarantors .........................        S-92
Certain United States Federal Income Tax Considerations ............        S-93
General Listing Information ........................................        S-97
Plan of Distribution ...............................................        S-99
Legal Opinions .....................................................       S-100
Experts ............................................................       S-100
Available Information ..............................................       S-101
Incorporation of Certain Documents by Reference ....................       S-101


                                   Prospectus


About this Prospectus ..............................................           i
Where You Can Find More Information ................................          ii
Special Note Regarding Forward-Looking Statements ..................          ii
Canandaigua Brands, Inc. ...........................................           1
The Guarantors .....................................................           1
Risk Factors .......................................................           1
Use of Proceeds ....................................................           4
Dividend Policy ....................................................           4
Ratio of Earnings to Fixed Charges .................................           5
Description of Debt Securities .....................................           5
Description of Preferred Stock .....................................          10
Description of Depositary Shares ...................................          11
Description of Class A Common Stock ................................          14
Plan of Distribution ...............................................          16
Legal Opinions .....................................................          17
Experts ............................................................          17




                                (pound)75,000,000



                            Canandaigua Brands, Inc.



                      8 1/2% Series C Senior Notes due 2009




                       [LOGO OF CANANDAIGUA BRANDS, INC.]




                                Barclays Capital



--------------------------------------------------------------------------------